Exhibit 10.1

CREDIT AGREEMENT
dated as of August 8, 2018

among

ONDECK ASSET FUNDING II LLC,
as Company

THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
ARES AGENT SERVICES, L.P.,
as Administrative Agent and Collateral Agent,

and
WELLS FARGO BANK, N.A.,
as Paying Agent

________________________________________________________
$175,000,000 Credit Facility
________________________________________________________

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

(v)

(continued)

Page
APPENDICES:	A	Commitments
	B	Notice Addresses
	C	Eligibility Criteria
	D	Excess Concentration Amounts
	E	Portfolio Performance Covenants

SCHEDULES:	1.1	Financial Covenants

EXHIBITS:	A	Form of Funding Notice
	B-1	Form of Class A Loan Note
	B-2	Form of Class B Loan Note
	C-1	Form of Compliance Certificate
	C-2	Form of Borrowing Base Report and Certificate
	D	Form of Assignment Agreement
	E	Form of Certificate Regarding Non Bank Status
	F-1	Form of Closing Date Certificate
	F-2	Form of Solvency Certificate
	G	Form of Controlled Account Voluntary Payment Notice

(vi)

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of August 8, 2018, is entered into by and among ONDECK ASSET FUNDING II LLC, a Delaware limited liability company (“Company”), the Lenders party hereto from time to time and ARES AGENT SERVICES, L.P., as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Secured Parties (in such capacity, “Collateral Agent”) and WELLS FARGO BANK, N.A., as Paying Agent (in such capacity, “Paying Agent”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Class A Lenders have agreed to extend revolving credit facilities to Company consisting of up to $126,000,000 aggregate principal amount of Class A Commitments and the Class B Lenders have agreed to extend revolving credit facilities to Company consisting of up to $49,000,000 aggregate principal amount of Class B Commitments, in each case, the proceeds of which will be used to (a) acquire Eligible Receivables, and (b) pay Transaction Costs related to the foregoing;
WHEREAS, after the Closing Date, subject to and in accordance with Section 2.23, Lenders may also agree to extend additional revolving credit facilities to Company in an aggregate principal amount to be determined, the proceeds of which will be used to (a) acquire Eligible Receivables, and (b) pay Transaction Costs related to the foregoing;
WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of its assets;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.    DEFINITIONS AND INTERPRETATION

1.1    Definitions.    The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“3rd Anniversary Date” means the date that is the third anniversary of the Closing Date, or such later date as shall be requested by the Company and consented to by each Lender, in its sole discretion.
“250+ Receivable” means any Term Receivable with an original Outstanding Principal Balance in excess of $250,000.
“250+ Portfolio” means all 250+ Receivables which satisfy the Eligibility Criteria as of the applicable date of determination.
“2018 Consolidated Net Income” means the greater of (a) $0, and (b) Consolidated Net Income of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2018.
“2019 Consolidated Net Income” means the greater of (a) $0, and (b) Consolidated Net Income of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2019.
“2020 Consolidated Net Income” means the greater of (a) $0, and (b) Consolidated Net Income of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2020.

“2021 Consolidated Net Income” means the greater of (a) $0, and (b) Consolidated Net Income of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2021.
“Accrued Interest Amount” means, as of any day, the aggregate amount of all accrued and unpaid interest on the Loans.
“ACH Agreement” has the meaning set forth in the Servicing Agreement.
“ACH Receivable” means each Receivable with respect to which the underlying Receivables Obligor has entered into an ACH Agreement.
“Act” has the meaning set forth in Section 4.24.
“Adjusted EPOPB” means, as of any date of determination, the excess, if any, of (a) the Eligible Portfolio Outstanding Principal Balance as of such date over (b) the aggregate Excess Concentration Amounts as of such date.
“Adjusted Interest Collections” means, with respect to any Monthly Period, an amount equal to (a) the sum of all Collections received during such Monthly Period that were not applied by the Servicer to reduce the Outstanding Principal Balance of the Pledged Receivables in accordance with the Servicing Agreement minus (b) the aggregate amount paid (or payable) by Company on the related Interest Payment Date pursuant to clauses (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(v) of Section 2.11 or clauses (b)(i), (b)(ii), (b)(iii), (b)(iv) and (b)(v) of Section 2.11, as applicable.
“Administrative Agent” has the meaning set forth in the preamble hereto.
“Advance Rate” means 87.5%.
“Adverse Proceeding” means any non-frivolous action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or Holdings) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Company or Holdings, threatened in writing against Company or Holdings, or any of their respective property (it being acknowledged that any action, suit, proceeding, governmental investigation or arbitration by a Governmental Authority against Company and/or Holdings, as applicable, will not be considered frivolous for purposes of this definition).
“Affected Party” means any Lender, Ares Agent Services, L.P., in its individual capacity and in its capacity as Administrative Agent, Paying Agent and, with respect to each of the foregoing, the parent company or holding company that controls such Person.
“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.
“Agent” means each of the Administrative Agent, the Paying Agent and the Collateral Agent.
“Aggregate Amounts Due” has the meaning set forth in Section 2.13.
“Agreement” means this Credit Agreement, dated as of August 8, 2018, as it may be amended, supplemented or otherwise modified from time to time.
“Annualized Gross Default Ratio” means, with respect to any Monthly Period, calculated as of the Determination Date for such Monthly Period, the percentage equivalent of a fraction equal to the product of (a) 12, and (b) a fraction, (i) the numerator of which is the aggregate Gross Default Amount of all Pledged Receivables that became Charged-Off Receivables during such Monthly Period, and (ii) the denominator of which is the average daily aggregate Outstanding Principal Balance of all Pledged Receivables during such Monthly Period.
“Annualized Gross Default Ratio (LOC)” means, with respect to any Monthly Period, calculated as of the Determination Date for such Monthly Period, the percentage equivalent of a fraction equal to the product of (a) 12, and (b) a fraction, (i) the numerator of which is the aggregate Gross Default Amount of all Pledged Receivables that are LOC Receivables that became Charged-Off Receivables during such Monthly Period, and (ii) the denominator of which is the average daily aggregate Outstanding Principal Balance of all Pledged Receivables that are LOC Receivables during such Monthly Period.
“Applicable Margin” as defined in the Pricing Letter.
“Approved Fund” means any Person (other than a natural person) that , in the ordinary course of its business, is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit that generally have an original par amount in excess of $10,000,000, and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender, and that is creditworthy in relation to the size of its Commitment hereunder. Notwithstanding the foregoing, no Direct Competitor will be considered an “Approved Fund” hereunder for any purpose.
“Approved State” means each of the 50 United States of America and the District of Columbia.
“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of the date hereof, by and between Company, as Purchaser, and the Seller, as amended, modified or supplemented from time to time, whereby the Seller has agreed to sell and Company has agreed to purchase Eligible Receivables from time to time.
“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Holdings’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent (acting with the consent of the Requisite Lenders).
“Augmenting Lender” has the meaning set forth in Section 2.23.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, general counsel, treasurer, corporate secretary or controller (or, in each case, the equivalent thereof).
“Automatic LOC Payment Modification” means, with respect to any LOC Receivable, upon the occurrence of each Subsequent LOC Advance relating to such LOC Receivable, that the Payment obligations of the Receivable Obligor under such LOC Receivable are automatically reset and restructured together with all other advances made under the related OnDeck LOC (based on the aggregate outstanding principal balance of all such advances) so that, with respect to all such advances, from and after the date of the last such Subsequent LOC Advance, a single periodic payment amount is owed each week over the course of the applicable amortization period.
“Availability” means, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Total Utilization of Commitments.
“Backup Servicer” means Portfolio Financial Servicing Company or any replacement thereof appointed pursuant to the Backup Servicing Agreement.

“Backup Servicing Agreement” means one or more agreements entered into from time to time between Company, the Administrative Agent and Backup Servicer, as it may be amended, modified or supplemented from time to time.
“Base Rate” means, for any day, a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Federal Funds Effective Rate.
“Backup Servicing Fee” has the meaning attributed to such term in the Backup Servicing Agreement.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Borrower Distribution” has the meaning set forth in Section 6.5.
“Borrowing Base” means, as of any day, an amount equal to the lesser of:
(a)     (i) the Advance Rate multiplied by the Adjusted EPOPB at such time, plus (ii) the sum of (A) the aggregate amount of Collections in the Lockbox Account and the Collection Account to the extent such Collections and other funds have already been applied to reduce the Eligible Portfolio Outstanding Principal Balance, and (B) the fair market value of all Permitted Investments held in the Collection Account on such day, minus (iii) the sum of the Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement; and
(b)    the Commitments on such day.
With respect to any calculation of the Borrowing Base with respect to any Credit Date solely for the purpose of determining Availability for a requested Loan, the Borrowing Base will be calculated on a pro forma basis giving effect to the Eligible Receivables to be purchased with the proceeds of such Loan. With respect to any calculation of the Borrowing Base for any other purpose, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Collateral Agent and the Administrative Agent, Paying Agent and each Lender with any adjustments made pursuant to Section 2.20.
“Blocked Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Paying Agent, Collateral Agent and each Lender, which sets forth the calculation of the Borrowing Base, including a calculation of each component thereof.
“Borrowing Base Deficiency” means as of any day, the amount, if any, by which the Total Utilization of Commitments exceeds the Borrowing Base.
“Borrowing Base Report” means a report substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Paying Agent, Collateral Agent and each Lender, which attaches a Borrowing Base Certificate.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Massachusetts or is a day on which banking institutions located in New York or Boston are authorized or required by law or other governmental action to close.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Cash” means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Holdings and its Subsidiaries.
“Cash Equivalents” means, as of any day, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such day; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such day and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P, at least P-1 from Moody’s or at least R-1 (middle) from DBRS, Inc.; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such day and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) instruments owned by Holdings or any Subsidiary of Holdings that is not organized or formed in the United States or a state or territory thereof, that in either case are (1) comparable in credit quality and tenor to those referred to in clauses (a) through (e) above,  (2) customarily used by corporations for normal cash management purposes in a jurisdiction outside of the United States, and (3) reasonably required in connection with any business conducted by Holdings or any such Subsidiary in such jurisdiction.
“Certificate Regarding Non‑Bank Status” means a certificate substantially in the form of Exhibit E.
“Change of Control” means, at any time: (a) any “person” or “group” of related persons (as such terms are given meaning in the Exchange Act and the rules of the SEC thereunder) is or becomes the owner, beneficially or of record, directly or indirectly, of more than 40% (on a fully diluted basis) of the economic and voting interests (including the right to elect directors or similar representatives) in the Capital Stock of Holdings; (b) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole to any “person” (as such term is given meaning in the Exchange Act and the rules of the SEC thereunder); (c) at any time during any consecutive two-year period after the Closing Date, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election or appointment by the board of directors of Holdings or whose nomination for election by the shareholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Holdings then in office; or (d) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company free and clear of any Lien (other than any Lien as to which the holder thereof (such holder, an “Equity Lienholder”) has provided the Administrative Agent, for the benefit of the Lenders, a Protective Undertakings Certification).
“Charged-Off Receivable” means, with respect to any date of determination, a Receivable which (i) consistent with the Underwriting Policies has or should have been written off the Company’s books as uncollectable,

(ii) has a Missed Payment Factor of (x) with respect to Daily Pay Receivables, sixty (60) or higher or (y) with respect to Weekly Pay Receivables, twelve (12) or higher. (iii) which, to the Company’s or Servicer’s knowledge, has been the subject of fraud in connection with its origination or (iv) for which, to the Company’s or Servicer’s knowledge, the related Receivables Obligor is the subject of a bankruptcy or insolvency proceeding.
“Chattel Paper” means any “chattel paper”, as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by the Company.
“Class” means a class of Loans hereunder, designated Class A Loans or Class B Loans.
“Class A Adjusted Rate” as defined in the Pricing Letter.
“Class A Borrowing Base Deficiency Amount” means, in the case of any Borrowing Base Deficiency, the product of (i) the amount of such Borrowing Base Deficiency and (ii) the quotient of (A) the aggregate Class A Exposure of all Class A Lenders divided by (B) the sum of (I) the aggregate Class A Exposure of all Class A Lenders and (II) the aggregate Class B Exposure of all Class B Lenders.
“Class A Commitment” means the commitment of a Class A Lender to make or otherwise fund any Class A Loan and “Class A Commitments” means the commitments of all Class A Lenders. The amount of each Class A Lender’s Class A Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The Administrative Agent shall update Appendix A from time to time to reflect any changes in Class A Commitments. The aggregate amount of the Class A Commitments as of the Closing Date is $126,000,000. The Class A Commitment of each Class A Lender will be equal to zero on the Commitment Termination Date.
“Class A Exposure” means, with respect to any Class A Lender as of any date of determination, (i) prior to the Commitment Termination Date, that Lender’s Class A Commitment; and (ii) after the Commitment Termination Date, the aggregate outstanding principal amount of the Class A Loans of that Lender.
“Class A Increasing Lender” has the meaning set forth in Section 2.23.
“Class A Indemnitee” means an Indemnitee who is a Class A Lender, an Affiliate of a Class A Lender or an officer, partner, director, trustee, employee or agent of a Class A Lender.
“Class A Interest Amount” means, for any period of time, an amount of interest on the Class A Loans equal to the amount that would accrue to the Class A Loans during such period if the applicable interest rate for the Class A Loans were equal to the Class A Adjusted Rate and not the Interest Rate (but otherwise as calculated in accordance with Section 2.5 hereof).
“Class A Lender” means each party listed on the signature pages hereto as a Class A Lender, and any other Person that becomes a party hereto as a Class A Lender pursuant to an Assignment Agreement.
“Class A Loan” means a Loan made by a Class A Lender to Company pursuant to Section 2.1.
“Class A Loan Note” means a promissory note in the form of Exhibit B-1 hereto, as it may be amended, supplemented or otherwise modified from time to time.
“Class A Obligations” means, as of any date, all Obligations owing to the Class A Lenders on such date.
“Class A Register” has the meaning set forth in Section 2.4(b)(i).
“Class A Remedies Instruction” as defined in Section 12.
“Class A Remedies Instruction Date” as defined in Section 12.

“Class B Borrowing Base Deficiency Amount” means, in the case of any Borrowing Base Deficiency, the product of (i) the amount of such Borrowing Base Deficiency and (ii) the quotient of (A) the aggregate Class B Exposure of all Class B Lenders divided by (B) the sum of (I) the aggregate Class A Exposure of all Class A Lenders and (II) the aggregate Class B Exposure of all Class B Lenders.
“Class B Commitment” means the commitment of a Class B Lender to make or otherwise fund any Class B Loan and “Class B Commitments” means the commitments of all Class B Lenders. The amount of each Class B Lender’s Class B Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The Administrative Agent shall update Appendix A from time to time to reflect any changes in Class B Commitments. The aggregate amount of the Class B Commitments as of the Closing Date is $49,000,000. The Class B Commitment of each Class B Lender will be equal to zero on the Commitment Termination Date.
“Class B Exposure” means, with respect to any Class B Lender as of any date of determination, (i) prior to the Commitment Termination Date, that Lender’s Class B Commitment; and (ii) after the Commitment Termination Date, the aggregate outstanding principal amount of the Class B Loans of that Lender.
“Class B Increasing Lender” has the meaning set forth in Section 2.23.
“Class B Indemnitee” means an Indemnitee who is a Class B Lender, an Affiliate of a Class B Lender or an officer, partner, director, trustee, employee or agent of a Class B Lender.
“Class B Interest Amount” means, for any period of time, the difference between (i) the Total Interest Amount for such period of time (including the portion of interest accrued on the Class A Loans in excess of the Class A Interest Amount), and (ii) the Class A Interest Amount for such period of time.
“Class B Lender” means each party listed on the signature pages hereto as a Class B Lender, and any other Person that becomes a party hereto as a Class B Lender pursuant to an Assignment Agreement.
“Class B Loan” means a Loan made by a Class B Lender to Company pursuant to Section 2.1.
“Class B Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
“Class B Obligations” means any Obligations owing to any Lender in its capacity as a Class B Lender.
“Class B Register” has the meaning set forth in Section 2.4(b)(ii).
“Closing Date” means the date of this Agreement.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F‑1.
“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” has the meaning set forth in the preamble hereto, and any successors or assigns thereto.
“Collateral Documents” means the Security Agreement, the Control Agreements and all other instruments, documents and agreements delivered by, or on behalf or at the request of, Company or Holdings pursuant to this Agreement or any of the other Credit Documents, as the case may be, to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Company as security for the Obligations or to protect or preserve the interests of Collateral Agent or the Secured Parties therein.

“Collateral Receipt and Exception Report” means the “Trust Receipt” as defined in the Custodial Agreement.
“Collection Account” means a trust account with account number 0001038377, for further credit, account number 49512300, maintained with the Securities Intermediary in the name of Company.
“Collections” means, with respect to each Pledged Receivable, any and all cash collections and other cash proceeds of such Pledged Receivable (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment), including, without limitation, all prepayments, all overdue payments, all prepayment penalties and early termination penalties, all finance charges, if any, all amounts collected as interest, fees (including, without limitation, any servicing fees, any origination fees, any loan guaranty fees and, any platform fees), or charges for late payments with respect to such Pledged Receivable, all recoveries with respect to each Charged-Off Receivable (net of amounts, if any, retained by any third party collection agent), all investment proceeds and other investment earnings (net of losses and investment expenses) on Collections as a result of the investment thereof pursuant to Section 6.7, all proceeds of any sale, transfer or other disposition of any Pledged Receivable by Company and all deposits, payments or recoveries made in respect of any Pledged Receivable to any Controlled Account, or received by Company in respect of a Pledged Receivable, and all payments representing a disposition of any Pledged Receivable.
“Combined LOC OPB” means, as of any date with respect to each LOC Receivable acquired by Company, the aggregate unpaid principal balance of such LOC Receivable and all other LOC Receivables representing an advance under the related OnDeck LOC as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day (it being understood and agreed that the Servicer shall reflect all such LOC Receivables on its books and records as only one aggregate Receivable owed by the applicable Receivables Obligor).
“Commitment” means a Class A Commitment or Class B Commitment, as applicable.
“Commitment Period” means the period from the Closing Date to but excluding the Commitment Termination Date.
“Commitment Termination Date” means the earliest to occur of (i) August 6, 2021; (ii) the date the Commitments are permanently reduced to zero pursuant to Section 2.8(a); (iii) the date of the termination of the Commitments pursuant to Section 7.1; and (iv) the first day of the Early Amortization Period.
“Committed Class B Buy-Out Notice” as defined in Section 10.1.
“Company” has the meaning set forth in the preamble hereto.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.
“Compliance Review” has the meaning set forth in Section 5.5(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Liquidity” means, as of any day, an amount determined for Holdings and its Subsidiaries, on a consolidated basis, equal to the sum of (i) unrestricted Cash and Cash Equivalents of Holdings and its Subsidiaries (other than any special-purpose, bankruptcy-remote Subsidiary of Holdings formed for the sole purpose of owning and financing a portfolio of Receivables), as of such day, and (ii) the aggregate amount of all unused and available credit commitments under any credit facilities of Holdings and its Subsidiaries, as of such day (including, without limitation, all unused and available credit commitments hereunder); provided, that, as of such day, all of the conditions to funding such amounts under clause (ii) have been fully satisfied (other than delivery of prior notice of funding and pre-funding notices, opinions and certificates that are reasonably capable of delivery as of such day) and no lender under such credit facilities shall have refused to make a loan or other advance thereunder at any time after a request for a loan was made thereunder.
“Consolidated Net Income” means, for any period, without duplication, the greater of (x) $0, and (y) (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus (c) the income of any Subsidiary of Holdings to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including all accrued and unpaid interest on the foregoing, provided, that accounts payable, accrued expenses, liabilities for leasehold improvements and deferred revenue of Holdings and its Subsidiaries shall not be included in any determination of Consolidated Total Debt.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control Agreements” means collectively, the Lockbox Account Control Agreement, the Securities Account Control Agreement and the Blocked Account Control Agreement.
“Controlled Account” means each of the Reserve Account, the Collection Account and the Lockbox Account, and the “Controlled Accounts” means all of such accounts.
“Controlled Account Bank” means the Securities Intermediary and the Lockbox Account Bank.
“Controlled Account Voluntary Payment Notice” means a notice substantially in the form set forth on Exhibit G hereto.
“Convertible Indebtedness” means any Indebtedness of Holdings that (a) is convertible to equity, including convertible preferred stock, (b) requires no payment of principal thereof or interest thereon and (c) is fully subordinated to all Indebtedness for borrowed money of Holdings, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such Indebtedness for borrowed money.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Loan Notes, if any, the Collateral Documents, the Asset Purchase Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement, the Undertakings Agreement and all other documents, instruments or agreements executed and delivered by Company or Holdings for the benefit of any Agent or any Lender in connection herewith.
“Credit Extension” means the making of a Loan.
“Credit Party” means the Company and Holdings.

“Custodial Agreement” means the Custodial Services Agreement to be executed by Company, Servicer, Custodian, Collateral Agent and Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.
“Custodian” means Wells Fargo Bank, N.A., in its capacity as the provider of services under the Custodial Agreement, or any successor thereto in such capacity appointed in accordance with the Custodial Agreement.
“Daily Pay Receivable” means any Receivable for which a Payment is contractually due on every business day pursuant to the applicable Receivables Agreement.
“Dashboard Information” means the following information in relation to the transactions contemplated by the Credit Documents: (i) the pricing of the Loans and fees payable to the Lenders under the Credit Documents, including any prepayment premiums or similar amounts; (ii) a summary of the Eligibility Criteria, the Excess Concentration Amounts, the Financial Covenants and the portfolio performance tests set forth in clauses (a) through (c) of Appendix E; (iii) summary information in respect of the Pledged Receivables’ compliance with the portfolio performance tests set forth in clauses (a) through (c) of Appendix E; (iv) a summary of the Pledged Receivables’ composition consisting of the aggregate Outstanding Principal Balance, average Outstanding Principal Balance, aggregate Original Principal Balance, average Original Principal Balance, LOC Portfolio Weighted Average Receivable Yield, Term Portfolio Weighted Average Receivable Yield, weighted average original term, weighted average remaining term, weighted average OnDeck Score®, weighted average FICO® score, weighted average time in business, geographic concentration and industry concentration distribution and loan payment type distribution in respect of the Pledged Receivables; and (v) the expected return profile and loss coverage in respect of the Loans.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non‑pro rata application of any payments of the Loans in accordance with the terms of this Agreement), and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
“Defaulted Loan” has the meaning set forth in Section 2.18.
“Defaulting Lender” has the meaning set forth in Section 2.18.
“Defaulting Lender Buy-Out Notice” has the meaning set forth in Section 2.19(b).
“Delinquency Ratio” means, as of any Determination Date, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not

Charged-Off Receivables) that had a Missed Payment Factor of (x) with respect to Daily Pay Receivables, fifteen (15) or higher, or (y) with respect to Weekly Pay Receivables, three (3) or higher, in each case, as of such Determination Date, and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged-Off Receivables) as of such Determination Date.
“Delinquent Receivable” means, as of any date of determination, any Receivable with a Missed Payment Factor of one (1) or higher as of such date.
“Deposit Account” means a “deposit account” (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Officer” means, with respect to Company, any Person with the title of Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or Officer.
“Determination Date” means the last day of each Monthly Period.
“Determination Date Effective AR” means a fraction, expressed as a percentage, as of any Determination Date, giving pro forma effect to the distribution of any amounts pursuant to Section 2.11(a) on the next Interest Payment Date, (a) the numerator of which is the Total Utilization of Commitments as of such Determination Date (giving pro forma effect to any repayments thereof on the next Interest Payment Date), and (b) the denominator of which is the sum of (1) Adjusted EPOPB and (2) all amounts in the Collection Account and Lockbox Account on such Determination Date (giving pro forma effect to the application of such amounts on the next Interest Payment Date).
“Direct Competitor” means (a) any Person that is a direct competitor of Holdings or any Subsidiary of Holdings and is identified as such by the Company to the Administrative Agent and the Lenders prior to the Closing Date (as provided in the Undertakings Agreement and as such schedule is updated by the Company from time to time, and consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld)) or (b) any Affiliate of any such Person.
“Document Checklist” has the meaning attributed to such term in the Custodial Agreement.
“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State or territory thereof or the District of Columbia.
“E-Sign Receivable” means any Receivable for which the signature or record of agreement of the Receivables Obligor is obtained through the use and capture of electronic signatures, click-through consents or other electronically recorded assents.
“Early Amortization Event” has the meaning set forth on Appendix E.
“Early Amortization Period” means the period beginning on the Early Amortization Start Date and ending on the Maturity Date.
“Early Amortization Start Date” means the first date upon which an Early Amortization Event occurs.
“Electing Class B Lender” has the meaning set forth in Section 10.1.
“Electing Non-Defaulting Lender” has the meaning set forth in Section 2.19(b).

“Eligible Assignee” means (i) any Lender or any Lender Affiliate (other than a natural person) that is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940 and the rules and regulations thereunder and applicable regulatory interpretations thereof, and (ii) any other Person (other than a natural Person) approved by Company (which approval shall not be required if an Early Amortization Event, Default or Event of Default has occurred and is continuing) and Administrative Agent (each such approval not to be unreasonably withheld) that is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940 and the rules and regulations thereunder and applicable regulatory interpretations thereof; provided, that (y) neither Holdings nor any Affiliate of Holdings shall, in any event, be an Eligible Assignee, and (z) no Direct Competitor shall be an Eligible Assignee so long as no Event of Default has occurred and is continuing.
“Eligible LOC Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables that are LOC Receivables as of such date.
“Eligible Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables as of such date.
“Eligible Product” means the following Receivable product types: OnDeck LOCs, Core Loans (as defined in the Underwriting Policies) and Select Loans (as defined in the Underwriting Policies).
“Eligible Receivable” means a Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination.
“Eligible Receivables Obligor” means a Receivables Obligor that satisfies the criteria specified in Appendix C hereto under the definition of “Eligible Receivables Obligor”, subject to any changes agreed to by the Requisite Class A Lenders, the Requisite Class B Lenders and Company from time to time after the Closing Date.
“Eligible Term Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables that are Term Receivables as of such date.
“Eligibility Criteria” means the criteria specified in Appendix C hereto under the definition of “Eligibility Criteria”, subject to any changes agreed to by the Requisite Class A Lenders, the Requisite Class B Lenders and Company from time to time after the Closing Date.
“Emerging Business LOC Receivable” means an advance made under an OnDeck Emerging Business LOC.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates, or under which Holdings, any of its Domestic Subsidiaries or any of their respective ERISA Affiliates has any liability.
“Equity Lienholder” has the meaning set forth in the definition of “Change of Control”.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period, but only if such Person could be liable under the Internal Revenue Code or ERISA as a result of its relationship with such former ERISA Affiliate.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan of Holdings, any of its Subsidiaries, or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates, or the assets thereof, or against Holdings, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.
“Event of Default” means each of the events set forth in Section 7.1.
“Excess Concentration Amounts” means the amounts set forth on Appendix D hereto.
“Excess Interest Collections” means, with respect to any Monthly Period, an amount equal to (a) the sum of all Collections received during such Monthly Period that were not applied by the Servicer to reduce the Outstanding Principal Balance of the Pledged Receivables in accordance with the Servicing Agreement minus (b) the aggregate amount paid (or payable) by Company on the first Interest Payment Date following such Monthly Period pursuant to clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi), (a)(vii), (a)(ix), (a)(x), (a)(xi), (a)(xii), (a)(xiii), and (a)(xiv) of Section 2.11.
“Excess Spread” means, with respect to any Determination Date for any Monthly Period, the product of (a) 12 times (b) the percentage equivalent of a fraction (i) the numerator of which is the Adjusted Interest Collections for such Monthly Period and (ii) the denominator of which is the average daily Outstanding Principal Balance of Pledged Receivables for such Monthly Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in a Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.15(d)(i) or Section 2.15(d)(ii) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exposure” means, (a) with respect to any Class A Lender as of any date of determination, such Class A Lender’s Class A Exposure and (b) with respect to any Class B Lender as of any date of determination, such Class B Lender's Class B Exposure.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Financial Covenants” means the financial covenants set forth on Schedule 1.1-B hereto.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and is the only Lien to which such Collateral is subject.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
“Fourth Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State, the Second Highest Concentration State and the Third Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.

“Funding Account” has the meaning set forth in Section 2.10(a).
“Funding Default” has the meaning set forth in Section 2.17.
“Funding Notice” means a notice substantially in the form of Exhibit A.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Gross Default Amount” means, for any Charged-Off Receivable, the Outstanding Principal Balance for such Receivable on the day it became a Charged-Off Receivable, less, with respect to any Charged-Off Receivable that is a Charged-Off Receivable solely by virtue of clause (ii) of the definition thereof, any Collections received on such Charged-Off Receivable from and after the date on which such Receivable became a Charged-Off Receivable.
“Highest Concentration Industry Code” means, on any date of determination, the Industry Code shared by Receivables Obligors of Eligible Receivables having the highest aggregate Outstanding Principal Balance.
“Highest Concentration State” means, on any date of determination, the state or territory of the United States in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended 2017, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 1, 2018 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed before the Closing Date, in the case of clauses (i) and (ii), certified by the chief financial officer (or the equivalent thereof) of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.
“Holdings” means On Deck Capital, Inc., a Delaware corporation.
“Increased‑Cost Lenders” has the meaning set forth in Section 2.18.
“Increasing Lender” has the meaning set forth in Section 2.23.
“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any amounts not otherwise payable by Company under Section 2.15(b)(iii) but including the reasonable and documented fees and disbursements of one (1) counsel for Indemnitees and one (1) counsel for the Paying Agent in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents, any Related Agreement, or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.3.
“Indemnitee Agent Party” has the meaning set forth in Section 8.6.
“Independent Manager” has the meaning set forth in Section 6.15.
“Industry Code” means, with respect to any Receivables Obligor of an Eligible Receivable, the first four digits of the North American Industry Classification System industry code under which the business of such Receivables Obligor has been classified by Holdings.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Interest Payment Date” means the fifteenth calendar day after the end of each Monthly Period, and if such date is not a Business Day, the next succeeding Business Day, commencing in September 2018.

“Interest Period” means an interest period (i) initially, commencing on and including the Closing Date and ending on and including the last day of the calendar month in which the Closing Date occurs; and (ii) thereafter, commencing on and including the first day of each calendar month and ending on and excluding the first day of the immediately succeeding calendar month.
“Interest Rate” means, with respect to any Loan and any Interest Period, the LIBO Rate plus the Applicable Margin for such Interest Period.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the beginning of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means (i) any direct or indirect purchase or other acquisition by Company of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Company to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment.
“Joinder Agreement” has the meaning set forth in Section 2.23.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Lender” means each Class A Lender and each Class B Lender.
“Lender Affiliate” means, as applied to any Lender or Agent, any Approved Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Leverage Ratio” means the ratio as of any day of (a) Consolidated Total Debt, excluding Subordinated Indebtedness and Convertible Indebtedness, as of such day, to (b) the sum of (i) Holdings’ total stockholders’ equity as of such day, (ii) Warrant Liability as of such day and (iii) the sum of Subordinated Indebtedness and Convertible Indebtedness as of such day.
“LIBO Rate” means, for any Loan (or portion thereof) for any Interest Period, the greater of (i) the rate per annum on the Interest Rate Determination Date for such Interest Period by reference to the 30-day ICE Benchmark Administration Limited London interbank offered rate per annum for deposits in Dollars for a period equal to one month (the “1 Month LIBOR”) as listed (A) by the Bloomberg Information Service (or any successor thereto) and determined by the Administrative Agent at approximately 11:00 a.m., London time on such date or (B) to the extent unavailable pursuant to clause (A), by the Wall Street Journal, in the “Libor” table and determined by the Administrative Agent at approximately 10:00 a.m., New York City time on such date or (C) to the extent unavailable pursuant to clauses (A) or (B), by any other service selected by the Administrative Agent in its sole discretion on such date, and (ii) zero percent per annum; provided, that if LIBO Rate cannot be determined pursuant to any of clauses

(A) through (C) at any time for any reason, LIBO Rate shall be the LIBO Rate as of the last Interest Rate Determination Date that the Administrative Agent was able to determine the LIBO Rate in accordance with clauses (A) through (C) above. If at any time the Administrative Agent and the Requisite Lenders determine (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including, without limitation, because the LIBO Rate is not available or published on a current basis) or that the London interbank offered rate has been permanently discontinued, then the Administrative Agent, the Requisite Lenders and the Company shall endeavor in good faith to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. If the Administrative Agent gives written notice to the Lenders and the Company to the effect that adequate and reasonable means do not exist for ascertaining the LIBO Rate or that the that the London interbank offered rate has been permanently discontinued (a “LIBO Notice”), then “LIBO Rate” then shall mean:
(i)from the earlier of the date on which such LIBO Notice is delivered and until the earlier of (A) the thirtieth day following the date of such LIBO Notice and (B) the date of the agreement of the alternative rate of interest to the LIBO Rate as contemplated by the preceding sentence, the LIBO Rate as of the last Interest Rate Determination Date that the Administrative Agent was able to determine LIBO Rate in accordance with clauses (A) through (C) above;
(ii)from the thirty-first day following the date of such LIBO Notice until the earlier of (A) the sixtieth day following the date of such LIBO Notice and (B) the date of the agreement of the alternative rate of interest to the LIBO Rate as contemplated by the preceding sentence, the Base Rate;
(iii)from the sixty-first day following the date of such LIBO Notice until the earlier of (A) the designation in good faith that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time by the Administrative Agent and the Requisite Lenders of an interest rate index as the “LIBO Rate” for purposes hereof (any such rate, a “Designated LIBO Rate”) and (B) the date of the agreement of the alternative rate of interest to the LIBO Rate as contemplated by the preceding sentence, the Base Rate; and
(iv)from and after either (x) the designation of a Designated LIBO Rate, or (y) the date of the agreement of the alternative rate of interest to the LIBO Rate as contemplated by the preceding sentence, as applicable, either (I) the applicable Designated LIBO Rate or (II) such alternative rate of interest to the LIBO Rate agreed to among the Administrative Agent, the Company and the Requisite Lenders, as applicable.

“LIBO Rate Loan” means a Loan bearing interest at a rate determined by reference to the LIBO Rate.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date.
“Loan” means a Class A Loan or a Class B Loan, as applicable.
“Loan Note” means Class A Loan Note or a Class B Loan Note, as applicable.
“LOC Credit Limit” means with respect to an OnDeck LOC, the “Credit Limit” as defined in the corresponding Receivable Agreement.

“LOC Portfolio Weighted Average Receivable Yield” means as of any date of determination, the quotient, expressed as a percentage, obtained by dividing (a) the sum, for all Eligible Receivables that are LOC Receivables, of the product of (i) the Receivable Yield for each such Receivable multiplied by (ii) the Outstanding Principal Balance of such Receivable as of such date, by (b) the Eligible LOC Portfolio Outstanding Principal Balance as of such date.
“LOC Receivable” means a Receivable acquired by the Company representing an advance under an OnDeck LOC offered to the related Receivables Obligor, it being understood and agreed that Payments thereunder are subject to Automatic LOC Payment Modifications in accordance with the terms of the applicable Receivable Agreement upon the occurrence of a Subsequent LOC Advance under such OnDeck LOC.
“Lockbox Account” means a Deposit Account with account number 1370048941 at the Lockbox Account Bank in the name of Company.
“Lockbox Account Bank” means MB Financial Bank, N.A.
“Lockbox Account Control Agreement” has the meaning attributed to such term in the Security Agreement.
“Lockbox System” has the meaning set forth in Section 2.10(b).
“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Master Record” has the meaning set forth in the Custodial Agreement.
“Material Adverse Effect” means, with respect to any event or circumstance and any Person, a material adverse effect on: (i)    the business, assets, financial condition or results of operations of such Person and its consolidated Subsidiaries, if any, taken as a whole; (ii)    the ability of such Person to perform its material obligations under the Credit Documents; (iii) the validity or enforceability of any Credit Document to which such Person is a party; or (iv)    the existence, perfection, priority or enforceability of any security interest in a material amount of the Pledged Receivables taken as a whole or in any material part or (v) the enforceability or collectability of the Pledged Receivables taken as a whole or in any material part.
“Material Contract” means any contract or other arrangement to which Company is a party (other than the Credit Documents or the Related Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Modification” means, with respect to any Receivable, a reduction in the interest rate, an extension of the term, a reduction in, or change in frequency of, any required Payment or extension of a Payment Date (other than a temporary modification made in accordance with the Underwriting Policies) or a reduction in the Outstanding Principal Balance thereof or the amount of interest payable thereunder, provided that with respect to any LOC Receivable, none of the following modifications shall be deemed to be a Material Modification hereunder: (i) an Automatic LOC Payment Modification, (ii) changes to the “credit limit”, the “applicable APR” or the “applicable amortization period” set forth in the applicable Receivable Agreement, or (iii) changes to the applicable Receivable Agreement consistent with the changes reflected in a successor form of Receivable Agreement approved in accordance with Section 6.18.
“Materials” has the meaning set forth in Section 5.5(b).
“Maturity Date” means the earlier of (i) the date that is twelve (12) months after the Early Amortization Start Date, (ii) the date that is twelve (12) months after the 3rd Anniversary Date, and (iii) the date of the termination of the Commitments pursuant to Section 7.1.

“Maximum Upfront Fee” means, with respect to each Receivable (i) that is not an LOC Receivable, the greater of (a) $695 and (b) 5.0% of the original aggregate unpaid principal balance of such Receivable (or such higher percentage or amount as may be agreed to in writing by the Administrative Agent with the consent of the Requisite Lenders upon the request of the Company) and (ii) that is a LOC Receivable, $0 (or such other amount as may be agreed to in writing by the Administrative Agent with the consent of the Requisite Lenders).
“Missed Payment Factor” means, in respect of any Receivable, an amount equal to the sum of (a) the amount equal to (i) the total past due amount of Payments in respect of such Receivable, divided by (ii) the required periodic Payment in respect of such Receivable as set forth in the related Receivables Agreement, determined without giving effect to any temporary modifications of such required periodic Payment then applicable to such Receivable, and (b) the number of Payment Dates, if any, past the Receivable maturity date on which a Payment was due but not received.
“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month, provided, however, that the initial Monthly Period will commence on the date hereof and end on the last day of the calendar month in which the Closing Date occurred.
“Monthly Reporting Date” means the third Business Day prior to each Interest Payment Date.
“Monthly Servicing Report” has the meaning attributed to such term in the Servicing Agreement.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Net Asset Sale Proceeds” means, with respect to any Permitted Asset Sale, an amount equal to: (i) Cash payments received by, or on behalf of, Company from such Permitted Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Permitted Asset Sale to the extent paid or payable to non-Affiliates, including income or gains taxes payable by the seller as a result of any gain recognized in connection with such Permitted Asset Sale during the tax period the sale occurs.
“Net Cash Proceeds” means with respect to any equity issuance, the cash proceeds thereof, net of all taxes and reasonable investment banker’s fees, underwriting discounts or commissions, reasonable legal fees and other reasonable costs and other expenses incurred in connection therewith.
“Non-Consenting Lender” has the meaning set forth in Section 2.18.
“Non‑US Lender” has the meaning set forth in Section 2.15(e)(i).
“Obligations” means all obligations of every nature of Company from time to time owed to the Agents (including former Agents), the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Obligation, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
“OnDeck Emerging Business LOC” means that certain product type designated as an “Emerging Business Line of Credit” as set forth in the prior version of the Underwriting Policies, dated as of October 2017, and which product is not currently originated by Holdings.
“OnDeck LOC” means the “Line of Credit (LOC)” product as described in the Underwriting Policies.

“On Deck Score” means that numerical value that represents Holdings’ evaluation of the creditworthiness of a business and its likelihood of default on a commercial loan or other similar credit arrangement generated by “version 5” of the proprietary methodology developed and maintained by Holdings, as such methodology is applied in accordance with the other aspects of the Underwriting Policies, as such methodology may be revised and updated from time to time in accordance with Section 6.17.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Original Borrowing Base Certificate” has the meaning set forth in Section 2.1(c)(ii).
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
“Outstanding Principal Balance” means, (i) as of any date with respect to any Term Receivable, the unpaid principal balance of such Receivable as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day, and (ii) as of any date with respect to any LOC Receivable, the Combined LOC OPB of such LOC Receivable (without duplication); provided, however, that the Outstanding Principal Balance of any Receivable that has become a Charged-Off Receivable will be zero.
“Participant Register” has the meaning set forth in Section 9.5(h).
“Paying Agent” has the meaning set forth in the preamble hereto, and any of its successors and assigns.
“Payment” means, with respect to any Receivable, the required scheduled loan payment in respect of such Receivable, as set forth in the applicable Receivable Agreement.
“Payment Dates” means, with respect to any Receivable, the date a scheduled payment is due in accordance with the Receivable Agreement with respect to such Receivable as in effect as of the date of determination.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA.
“Permitted Asset Sale” means so long as all Net Asset Sale Proceeds are contemporaneously remitted to the Collection Account, (a) the sale by Company of Receivables to Holdings pursuant to any repurchase option or obligations of Holdings under the Asset Purchase Agreement, (b) the sale by the Servicer on behalf of Company of Charged-Off Receivables to any third party in accordance with the Servicing Standard, provided, that such sales are made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title and absence of liens on the Charged-Off Receivables, and the status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (c) the sale, not more than once during the twelve-month period beginning on the Closing Date and not more than once during any successive twelve-month period, by Company of Receivables to Holdings who immediately thereafter sells such Receivables to a special-purpose Subsidiary of Holdings in connection with the closing of a capital markets term securitization transaction involving the issuance of securities at least one class of which is rated by one or more nationally recognized statistical rating organizations, so long as, (i) the amount received by Company therefor and deposited into the Collection Account is no less than the aggregate Outstanding Principal Balances of such Receivables, (ii) such sale is made without representation, warranty or recourse of any kind by Company (other than customary representations regarding status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (iii) the manner in which such Receivables were selected by Company would not reasonably be expected to adversely affect the Lenders, (iv) the agreement pursuant to which such Receivables were sold to Holdings or such special-purpose Subsidiary, as the case may be, contains an obligation on the part of Holdings or such special-purpose Subsidiary to not file or join in filing any involuntary bankruptcy petition against Company prior to the end of the period that is one year and one day after the payment in full of all Obligations of Company under this Agreement and not to cooperate with or encourage others to file involuntary bankruptcy petitions against Company during the same period and (v) in the case of the sale of any LOC Receivable or interest therein, such sale provides for the sale of the entire Combined LOC OPB for such LOC Receivable, and (d) the sale by Company of Receivables with the written consent of the Administrative Agent.
“Permitted Discretion” means, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.
“Permitted Investments” means the following, subject to qualifications hereinafter set forth: (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America; (ii) federal funds, unsecured certificates of deposit and time deposits of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the rating agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P; (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC); (iv) only to the extent permitted by Rule 3a-7 under the Investment Company Act of 1940, investments in money market funds (including funds for which the Paying Agent or any of its affiliates is investment manager or advisor) which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above that are rated in the highest rating category by Moody’s or S&P; and (v) such other investments as to which the Administrative Agent consent in its sole discretion (acting with the consent of the Requisite Lenders). Each of the Permitted Investments may be purchased by the Paying Agent or through an affiliate of the Paying Agent.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other rating agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Pledged Receivables” has the meaning attributed to such term in the Servicing Agreement.
“Portfolio” means the Receivables purchased by Company from Holdings pursuant to the Asset Purchase Agreement.
“Pricing Letter” means the letter agreement dated as of the Closing Date between the Company, the Administrative Agent, each Class A Lender party thereto (or agent thereof) and any Class B Lender (or agent thereof) party thereto.
“Principal Payment Amount” means, as of any Interest Payment Date occurring on or after the Interest Payment Date occurring in September 2021, the sum of (a) all Collections received during the Monthly Period most recently ended that were applied by the Servicer to reduce the Outstanding Principal Balance of the Pledged Receivables in accordance with the Servicing Agreement, and (b) an amount equal to the product of (i) 50%, and (ii) the Excess Interest Collections for the Monthly Period most recently ended.
“Principal Payment Amount Adjustment Event” means, as of any Monthly Reporting Date occurring in or after October 2021, the following has occurred: the Determination Date Effective AR calculated as of the immediately preceding Determination Date is greater than the Specified AR.
“Principal Office” means, for the Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be as set forth on Appendix B (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).
“Pro Rata Share” means with respect to (i) any Class A Lender, the percentage obtained by dividing (a) the Class A Exposure of that Lender by (b) the aggregate Class A Exposure of all Lenders, and (ii) any Class B Lender, the percentage obtained by dividing (a) the Class B Exposure of that Lender by (b) the aggregate Class B Exposure of all Lenders.
“Protective Undertaking Certification” means a certification provided by an Equity Lienholder to the Administrative Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Equity Lienholder certifies that such Equity Lienholder will not (a) cause the Company to commence a voluntary or involuntary proceeding under any Debtor Relief Law, (b) in connection with any such proceeding, challenge the “true sale” characterization of any sale of Receivables by Holdings to the Company, or (c) in connection with any such proceeding, attempt to cause the Company to be “substantively consolidated” with Holdings or any other Person.
“Re-Aged” means returning a Delinquent Receivable to current status without collecting the total amount of principal, interest, and fees that are contractually due. For the avoidance of doubt, any Receivable subject to a Material Modification (in accordance with the Underwriting Policies) shall not be considered to be Re-Aged for purposes hereof.
“Receivable” means any (i) loan or similar contract or (ii) “payment intangible” (as defined in the UCC), in each case, with a Receivables Obligor pursuant to which Holdings or the Receivables Account Bank extends credit to such Receivables Obligor including all rights under any and all security documents or supporting obligations related thereto, including the applicable Receivable Agreements.

“Receivable Agreements” means (i) with respect to any Term Receivable, a Business Loan and Security Agreement, a Business Loan and Security Agreement Supplement or Loan Summary, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the form attached as Exhibit C to the Undertakings Agreement and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement, and the other documents related thereto to which the applicable Receivables Obligor is a party, and (ii) with respect to any LOC Receivable, a Business Line of Credit Agreement, a Business Line of Credit Agreement Supplement, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the form attached as Exhibit D to the Undertakings Agreement and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement, and the other documents related thereto to which the applicable Receivables Obligor is a party.
“Receivable File” means, with respect to any Receivable, (i) copies of each applicable document listed in the definition of “Receivable Agreements,” (ii) with respect to any Term Receivable, the UCC financing statement, if any, filed against the Receivables Obligor in connection with the origination of such Term Receivable and (iii) copies of each of the documents required by, and listed in, the Document Checklist attached to the Custodial Agreement, each of which may be in electronic form.
“Receivable Yield” means, with respect to any Receivable, the imputed interest rate that is calculated on the basis of the expected aggregate annualized rate of return (calculated inclusive of all interest and fees (other than any Upfront Fees)) of such Receivable over the life of such Receivable.
Such calculation shall assume:
(a)    52 Payment Dates per annum, for Weekly Pay Receivables; and
(b)    252 Payment Dates per annum, for Daily Pay Receivables.
“Receivables Account Bank” means, with respect to any Receivable, (i) Celtic Bank Corporation, a Utah chartered industrial bank or (iii) with the consent of the Administrative Agent (acting with the consent of the Requisite Lenders), any other institution organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that originates and owns loans for the Seller pursuant to a Receivables Program Agreement.
“Receivables Guarantor” means with respect to any Receivables Obligor, (a) each holder of the Capital Stock (or equivalent ownership or beneficial interest) of such Receivables Obligor in the case of a Receivables Obligor which is a corporation, partnership, limited liability company, trust or equivalent entity, who has agreed to unconditionally guarantee all of the obligations of the related Receivables Obligor under the related Receivable Agreements or (b) the natural person operating as the Receivables Obligor, if the Receivables Obligor is a sole proprietor.
“Receivables Obligor” means with respect to any Receivable, the Person or Persons obligated to make payments with respect to such Receivable, excluding any Receivables Guarantor referred to in clause (a) of the definition of “Receivables Guarantor.”
“Receivables Program Agreement” means, in each case, for so long as each such agreement shall remain in effect in accordance with its terms, the (i) Amended and Restated Business Loan Marketing, Servicing and Purchase Agreement, dated as of September 30, 2016, between Holdings and Celtic Bank Corporation, a Utah industrial bank (as amended, modified or supplemented from time to time) and (ii) any other agreement, in form and substance reasonably satisfactory to the Administrative Agent (acting with the consent of the Requisite Lenders), between Holdings and a Receivables Account Bank, pursuant to which Holdings may refer applicants for small business loans conforming to the Underwriting Policies to such Receivables Account Bank and such Receivables Account Bank has the discretion to fund or not fund a loan to such applicant based on its own evaluation of such applicant and containing those provisions as are reasonably necessary to ensure that the transfer of small business loans by such Receivables Account Bank to Holdings thereunder are treated as absolute sales.

“Register” means a Class A Register or Class B Register, as applicable.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Agreements” means, collectively the Organizational Documents of Company and each Receivables Program Agreement.
“Related Security” has the meaning attributed to such term in the Asset Purchase Agreement.
“Remaining Term” means for any Receivable as of any date of determination, the quotient, rounded to two decimal points, obtained by dividing (a) the excess of (i) such Receivable’s original term or the “applicable amortization period”, as applicable, expressed in the number of Payment Dates over (ii) the number of Payments made in respect of such Receivable (or, in the case of a LOC Receivable, the number of Payments made since the last advance under the related OnDeck LOC), by (b) the quotient obtained by dividing (i) such Receivable’s original term or the “applicable amortization period”, as applicable, expressed in the number of Payment Dates, by (ii) such Receivable’s original term or the “applicable amortization period”, as applicable, expressed in months.
“Replacement Borrowing Base Certificate” has the meaning set forth in Section 2.1(c)(ii).
“Replacement Lender” has the meaning set forth in Section 2.19(a).
“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Requisite Class A Lenders” means one or more Class A Lenders having or holding Class A Exposure and representing more than 50% of the sum of the aggregate Class A Exposure of all Class A Lenders.
“Requisite Class B Lenders” means one or more Class B Lenders having or holding Class B Exposure and representing more than 50% of the sum of the aggregate Class B Exposure of all Class B Lenders.
“Requisite Lenders” means the Requisite Class A Lenders and the Requisite Class B Lenders.
“Requisite Remedies Lenders” means (a) until the Maturity Date shall have occurred and all Class A Loans and all other Obligations owing to the Class A Lenders have been paid in full in cash, the Requisite Class A Lenders and (b) thereafter, the Requisite Class B Lenders.
“Reserve Account” means a trust account with account number 0001038377, for further credit, account number 49512302, maintained with Wells Fargo Bank, N.A. in the name of Company.
“Reserve Account Funding Amount” means the product of (i) 0.50% and (ii) the aggregate principal balance of the Loans, provided, however, that if as of any Monthly Reporting Date beginning with the third Monthly Reporting Date occurring after the Closing Date, the Three-Month Average Annualized Gross Default Ratio (LOC) shall be greater than 20.00% per annum, then thereafter the percentage in clause (i) above shall increase to 1.00% (any such increased rate, a “Reserve Step-Up”), provided further, however, that notwithstanding the foregoing, if any time after the occurrence of a Reserve Step-Up the Three-Month Average Annualized Gross Default Ratio (LOC) shall be less than 17.00% per annum for three (3) consecutive Monthly Reporting Dates, then the percentage in clause (i) above shall be reduced back to 0.50% until the Three-Month Average Annualized Gross Default Ratio (LOC) shall be greater than 20.00% per annum as of any subsequent Monthly Reporting Date.
“Responsible Officer” means, when used with respect to any Person, any officer of such Person (who, in the case of the Paying Agent and Custodian, is in the corporate trust office of such Person), including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement and the other Credit Documents to which such Person is a party.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its permitted successors and assigns.
“SEC” means the Securities and Exchange Commission.
“Second Highest Concentration Industry Code” means, on any date of determination, the Industry Code (excluding the Highest Concentration Industry Code) shared by Receivables Obligors of Eligible Receivables having the highest aggregate Outstanding Principal Balance.
“Second Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.
“Secured Parties” has the meaning attributed to such term in the Security Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” means a “securities account” (as defined in the UCC).
“Securities Account Control Agreement” has the meaning attributed to such term in the Security Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securities Intermediary” means Wells Fargo Bank, N.A.
“Security Agreement” means that certain Security Agreement dated as of the Closing Date between Company and the Collateral Agent, as it may be amended, restated or otherwise modified from time to time.
“Seller” has the meaning set forth in the Asset Purchase Agreement.
“Servicer” means Holdings, in its capacity as the “Servicer” under the Servicing Agreement, and, after any removal or resignation of Holdings as the “Servicer” in accordance with the Servicing Agreement, any Successor Servicer.

“Servicer Default” has the meaning attributed to such term in the Servicing Agreement.
“Servicing Agreement” means that certain Servicing Agreement dated as of the date hereof between Company, Holdings and the Administrative Agent, as it may be amended, restated or otherwise modified from time to time, and, after the appointment of any Successor Servicer, the Successor Servicing Agreement to which such Successor Servicer is a party, as it may be amended, restated or otherwise modified from time to time.
“Servicing Fees” has the meaning attributed to such term in the Servicing Agreement; provided, however that, after the appointment of any Successor Servicer, the Servicing Fees means the Successor Servicer Fees payable to such Successor Servicer.
“Servicing Reports” means the Servicing Reports delivered pursuant to the Servicing Agreement, including the Monthly Servicing Report.
“Servicing Standard” has the meaning attributed to such term in the Servicing Agreement.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer (or the equivalent thereof) of each of Holdings and Company substantially in the form of Exhibit F‑2.
“Solvent” means, with respect to Company or Holdings, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified AR” means the lowest Specified AR Percentage for any Interest Payment Date occurring in September 2021 or later.
“Specified AR Percentage” means a fraction, expressed as a percentage, as of any Interest Payment Date (a) the numerator of which is the Total Utilization of Commitments as of such Interest Payment Date immediately after giving effect to the distributions pursuant to Section 2.11(a) on such Interest Payment Date, and (b) the denominator of which is sum of (1) the Adjusted EPOPB as of the Determination Date immediately preceding such Interest Payment Date and (2) any amounts in the Collection Account and Lockbox Account on such Determination Date that were retained in the Collection Account or the Lockbox Account after giving effect to the distributions pursuant to Section 2.11(a) on such Interest Payment Date instead of distributed pursuant to Section 2.11(a) on such Interest Payment Date.
“SPV Indebtedness” means any secured Indebtedness (i) incurred by a special-purpose Domestic Subsidiary of Holdings from time to time to finance a portfolio of Receivables and (ii) that is not guaranteed by Holdings or any Domestic Subsidiary of Holdings (other than any special purpose Subsidiary of Holdings).
“Subordinate Interests” has the meaning set forth in Section 13.1(a).
“Subordinated Indebtedness” means any Indebtedness of Holdings that is fully subordinated to all senior indebtedness for borrowed money of Holdings, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such senior indebtedness for borrowed money.

“Subsequent LOC Advance” means, with respect to any LOC Receivable relating to a particular OnDeck LOC offered to the related Receivables Obligor, an additional LOC Receivable representing a subsequent advance under such OnDeck LOC.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Successor Servicer” has the meaning attributed to such term in the Servicing Agreement.
“Successor Servicing Agreement” has the meaning attributed to such term in the Servicing Agreement.
“Successor Servicer Expenses” means all reasonable out-of-pocket costs, expenses and indemnities incurred and documented by the Successor Servicer in connection with its successor servicing activities and reimbursable by the Company to a Successor Servicer in accordance with the Successor Servicing Agreement.
“Successor Servicer Fees” means the servicing fees payable to a Successor Servicer pursuant to a Successor Servicing Agreement.
“Tangible Net Worth” means, as of any day, the total of (a) Holdings’ total stockholders’ equity, minus (b) all Intangible Assets of Holdings, minus (c) all amounts due to Holdings from its Affiliates, plus (d) any Convertible Indebtedness, plus (e) any Warrant Liability.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.
“Term Portfolio Weighted Average Receivable Yield” means as of any date of determination, the quotient, expressed as a percentage, obtained by dividing (a) the sum, for all Eligible Receivables that are Term Receivables, of the product of (i) the Receivable Yield for each such Receivable multiplied by (ii) the Outstanding Principal Balance of such Receivable as of such date, by (b) the Eligible Term Portfolio Outstanding Principal Balance as of such date.
“Term Receivable” means a Receivable that is not a LOC Receivable.
“Terminated Lender” has the meaning set forth in Section 2.18.
“Termination Date” means the date on, and as of, which (a) all Loans have been repaid in full in cash, (b) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in cash or otherwise completely discharged, and (c) the Commitments shall have been permanently reduced to zero.
“Termination Notice” has the meaning attributed to such term in the Servicing Agreement.
“Third Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State and the Second Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.
“Three-Month Average Delinquency Ratio” means, on any Monthly Reporting Date, the average of the Delinquency Ratios as of the three Determination Dates immediately preceding such Monthly Reporting Date.
“Three-Month Average Annualized Gross Default Ratio” means, on any Monthly Reporting Date, the average of the Annualized Gross Default Ratios as of the three Determination Dates immediately preceding such Monthly Reporting Date.
“Three-Month Average Annualized Gross Default Ratio (LOC)” means, on any Monthly Reporting Date, the average of the Annualized Gross Default Ratio (LOC) as of the three Determination Dates immediately preceding such Monthly Reporting Date.
“Three-Month Average Excess Spread” means, on any Monthly Reporting Date, the average of the Excess Spreads as of the three Determination Dates immediately preceding such Monthly Reporting Date.
“Total Interest Amount” means, for any period of time, the total amount of interest accrued on all Class A Loans and Class B Loans during such time at the Interest Rate pursuant to Section 2.5 hereof.
“Total Utilization of Class A Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Class A Loans.
“Total Utilization of Class B Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Class B Loans.
“Total Utilization of Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Class A Loans and Class B Loans.
“Transaction Costs” means the fees, costs and expenses payable by Holdings or Company on or within ninety (90) days after the Closing Date in connection with the transactions contemplated by the Credit Documents.
“Transfer Date” has the meaning assigned to such term in the Asset Purchase Agreement.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCC Agent” means Corporation Service Company, a Delaware corporation, in its capacity as agent for Holdings or other entity providing secured party representation services for Holdings from time to time.
“Undertakings Agreement” means that certain agreement, dated as of the date hereof, by and among Holdings, the Company and the Administrative Agent.
“Underwriting Policies” means the credit policies and procedures of Holdings, including the underwriting guidelines and On Deck Score methodology, and the collection policies and procedures of Holdings, in each case as set forth in the Undertakings Agreement, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.16.
“Upfront Fees” means, with respect to any Receivable, the sum of any fees charged by Holdings or the Receivables Account Bank, as the case may be, to a Receivables Obligor in connection with the disbursement of a loan, as set forth in the Receivables Agreement related to such Receivable, which are deducted from the initial amount disbursed to such Receivables Obligor, including the “Origination Fee” set forth on the applicable Receivable Agreement.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Volcker Rule” means the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” published at 79 Fed. Reg. 5779 et seq.
“Warrant Liability” means, as of any day, the aggregate stated balance sheet fair value of all outstanding warrants exercisable for redeemable convertible preferred shares of Holdings determined in accordance with GAAP.
“Weekly Pay Receivable” means any Receivable for which a Payment is generally due once per week (and, for the avoidance of doubt, each LOC Receivable shall be considered a Weekly Pay Receivable hereunder).
1.2    Accounting Terms.    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) and Section 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company, the Requisite Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) Company shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. If Administrative Agent, Company and the Administrative Agent cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying change in GAAP.

1.3    Interpretation, etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
SECTION 2.    LOANS

2.1    Loans.

(a)    Commitments. During the Commitment Period and provided the Early Amortization Period is not then occurring, subject to the terms and conditions hereof, including, without limitation, delivery of an updated Borrowing Base Certificate and Borrowing Base Report pursuant to Section 3.2(a)(i), (x) each Class A Lender severally agrees to make Class A Loans to Company according to such Lender’s Pro Rata Share in an aggregate amount up to, but not exceeding such Lender’s Class A Commitment, and (y) each Class B Lender severally agrees to make Class B Loans to Company according to such Lender’s Pro Rata Share in an aggregate amount up to, but not exceeding such Lender’s Class B Commitment; provided that, no Lender shall make any such Loan or portion thereof to the extent that, after giving effect to such Loan:
(i)    the Total Utilization of Commitments exceeds the Borrowing Base; and
(ii)    the aggregate outstanding principal amount of the Loans funded by the Class A Lenders and Class B Lenders under this Section 2.1(a)(i) shall exceed the aggregate Class A Commitments and Class B Commitments, respectively.
(b)    Amounts borrowed pursuant to Sections 2.1(a) may be repaid and reborrowed during the Commitment Period, and any repayment of the Loans (other than (i) pursuant to Section 2.9 (which circumstance shall be governed by Section 2.9), (ii) on any Interest Payment Date that does not fall within the Early Amortization Period (which circumstance shall be governed by Section 2.11(a)), or (ii) on a date during the Early Amortization Period (which circumstances shall be governed by Section 2.11(b)) shall be applied as directed by Company, provided that the Company (A) may not repay the Loans more than one (1) time per week during the Commitment Period, (B) must deliver to the Administrative Agent and the Paying Agent a Controlled Account Voluntary Payment Notice pursuant to Section 2.10(c)(vii) in connection with such repayment and (C) each repayment of the Class A Loans or Class B Loans shall be in a minimum amount of $100,000. Each Lender’s Commitment shall expire on the Commitment Termination Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than the Maturity Date. For the further avoidance of doubt, the Company may also at any time or from time to time during the Early Amortization Period, or any time on or after the 3rd Anniversary Date, voluntarily prepay the Loans (x) in whole or in part on any Interest Payment Date, or (y) in whole, but not in part, on any other date with no less than five (5) Business Days’ notice. Any prepayment of Loans pursuant to this Section 2.1(b) shall be allocated to the Class A Loans and the Class B Loans as follows: (i) prior to the commencement of the Early Amortization Period at any time that a Borrowing Base Deficiency exists, (A) first, any amount necessary to reduce the Class A Borrowing Base Deficiency Amount, if any, to zero, (B) second any amount necessary to reduce the Class B Borrowing Base Deficiency Amount, if any, to zero and (C) third, pro rata based on the Class A Commitments and Class B Commitments (and thereafter allocated to each Class A Lender or Class B Lender, as applicable, based on their related Pro Rata Shares), (ii) prior to the commencement of the Early Amortization Period at any time no Borrowing Base Deficiency exists, pro rata based on the Class A Commitments and Class B Commitments (and thereafter allocated to each Class A Lender or Class B Lender, as applicable, based on their related Pro Rata Shares), and (iii) from and after the commencement of the Early Amortization Period, first to the Class A Loans until the principal balance of the Class A Loans is reduced to zero and thereafter to the Class B Loans until the principal balance of the Class B Loans is reduced to zero. On the date of any repayment of the Loans hereunder, so long as the Early Amortization Period is not in effect and no Borrowing Base Deficiency exists, if amounts in the Reserve Account exceed the Reserve Account Funding Amount (calculated, in each case, after giving effect to such repayment), then such excess may at the election of the Company be distributed by the Company in accordance with Section 6.5.
(c)    Borrowing Mechanics for Loans.
(i)    Class A Loans shall be made in an aggregate minimum amount of $100,000, and Class B Loans shall be made in an aggregate minimum amount of $50,000. Any Credit Extension shall be funded, in the aggregate, with Class A Loans and Class B Loans in amounts necessary to cause the ratio of the outstanding principal balance of Class A Loans to the outstanding principal balance of the Class B Loans to be equal, immediately after making such Credit Extension, to the ratio of the Class A Commitments to the Class B Commitments. The Class A Loans and Class B Loans shall thereafter be funded individually, by each Lender based on such Lender’s Pro Rata Share.
(ii)    Whenever Company desires that Lenders make Loans, Company shall deliver to Administrative Agent, the Paying Agent and the Custodian a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least two (2) Business Days in advance of the proposed Credit Date; provided, that (x) the Company shall review such Funding Notice on the Business Day immediately preceding the proposed Credit Date and (y) if following such review it has determined that a Receivable would not qualify as an Eligible Receivable by virtue of clause (r) of the Eligibility Criteria not being satisfied then

(1) such Receivable shall be deemed to be excluded from the Borrowing Base Certificate included in such Funding Notice (each, an “Original Borrowing Base Certificate”) (and any certification related thereto contained therein or in the Credit Documents) and (2) the Company shall deliver to Administrative Agent, the Custodian and the Paying Agent a revised Funding Notice no later than 1:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date and such revised Funding Notice (and the corresponding Borrowing Base Certificate) (each, a “Replacement Borrowing Base Certificate”) shall be modified solely to make adjustments necessary to exclude any such Receivable that would not qualify as an Eligible Receivable by virtue of clause (r) of the Eligibility Criteria not being satisfied, including any reductions due to any resulting Excess Concentration Amounts, if any. Each such Funding Notice shall be delivered with a Borrowing Base Certificate reflecting sufficient Availability for the requested Loans and a Borrowing Base Report. The Administrative Agent shall deliver to each Lender any such Funding Notice the Administrative Agent receives from the Company on the same Business Day on which the Administrative Agent receives such notice (so long as the Administrative Agent receives such Funding Notice at or before 1:00 p.m. (New York City time) and no later than noon (New York time) on the Business Day following its receipt of such Funding Notice from the Company if the Administrative Agent receives such notice after 1:00 p.m. (New York City time)).
(iii)    Each Lender shall make the amount of its Loan available to the Paying Agent not later than 3:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the Funding Account, and the Paying Agent shall remit such funds to the Company not later than 4:00 p.m. (New York City time) by wire transfer of same day funds in Dollars from the Funding Account to another account of Company designated in the related Funding Notice.
(iv)    Company may borrow Loans pursuant to this Section 2.1, purchase Eligible Receivables pursuant to Section 2.10(c)(vii)(C) and/or prepay the Loans pursuant to Section 2.10(c)(vii)(B), collectively, on no more than three (3) days per calendar week.
2.2    Pro Rata Shares.    All Loans of each Class shall be made by Class A Lenders or Class B Lenders, as applicable, simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

2.3    Use of Proceeds.    The proceeds of Loans, if any, made on the Closing Date shall be applied by Company to (a) acquire Eligible Receivables from Holdings pursuant to the Asset Purchase Agreement and (b) pay Transaction Costs and to fund the Reserve Account. The proceeds of the Loans made after the Closing Date shall be applied by Company to (a) finance the acquisition of Eligible Receivables from Holdings pursuant to the Asset Purchase Agreement, (b) pay Transaction Costs and ongoing fees and expenses of Company hereunder and to fund the Reserve Account and (c) make other payments (including Borrower Distributions) in accordance with Section 2.11 and Section 6.5. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.4    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Registers and any Lender’s records, the recordations in the Registers shall govern absent manifest error.

(b)    Registers.

(i)    Class A Register. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Class A Lenders and the Class A Commitments and Class A Loans (and stated interest) of each Class A Lender from time to time (the “Class A Register”). The Class A Register shall be available for inspection by Company or any Class A Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Class A Register the Class A Commitments and the Class A Loans, and each repayment or prepayment in respect of the principal amount of the Class A Loans, and any such recordation shall be conclusive and binding on Company and each Class A Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Class A Lender’s Class A Commitments or Company’s Obligations in respect of any Class A Loan. Company hereby designates the entity serving as the Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Class A Register as provided in this Section 2.4, and Company hereby agrees that, if such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”
(ii)    Class B Register. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Class B Lenders and the Class B Commitments and Class B Loans of each Class B Lender from time to time (the “Class B Register”). The Class B Register shall be available for inspection by Company or any Class B Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Class B Register the Class B Commitments and the Class B Loans, and each repayment or prepayment in respect of the principal amount of the Class B Loans, and any such recordation shall be conclusive and binding on Company and each Class B Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Class B Lender’s Class B Commitments or Company’s Obligations in respect of any Class B Loan. Company hereby designates the entity serving as the Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Class B Register as provided in this Section 2.4, and Company hereby agrees that, if such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”
(c)    Loan Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.5) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Class A Loan Note or Class B Loan Note, as applicable, to evidence such Lender’s Loans.
2.5    Interest on Loans.

(a)     Except as otherwise set forth herein, for each Interest Period the Loans of each Class shall accrue interest daily at a rate per annum equal to the Interest Rate. The LIBO Rate for each Interest Period shall be determined by the Administrative Agent on the Interest Rate Determination Date for such Interest Period and the Administrative Agent shall notify the Company of such determination no later than the first day of such Interest Period.

(b)In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan. Each Lender shall provide an invoice of the interest accrued and payable on each Interest Payment Date on its Loans not later than 3:00 p.m. (New York City time) on the Monthly Reporting Date immediately preceding such Interest Payment Date.

(c)Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on each Interest Payment Date; (ii) upon the request of the Administrative Agent, upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity.

(d)The Total Interest Amount for any period of time shall be allocated as follows: (i) the Class A Lenders shall be entitled to an amount, as interest, equal to the Class A Interest Amount and (ii) the Class B Lenders shall be entitled to an amount, as interest, equal to the Class B Interest Amount. The Class A Lenders are not entitled to interest on any Class A Loans in an amount in excess of the Class A Interest Amount and the Class B Lenders are not entitled to interest on any Class B Loans in an amount in excess of the Class B Interest Amount.

(e)No Default, Event of Default or breach of any other provision of any Credit Document shall occur, or be deemed to occur, during the Early Amortization Period if there are insufficient amounts in the Collection Account and Lockbox Account on any Interest Payment Date to pay any unpaid Class B Interest Amounts in accordance with the terms of Section 2.11(b) on any Interest Payment Date on which there is any outstanding Class A Exposure.

(f)If any accrued Class A Interest Amount through the last day of any Interest Period is not paid on any Interest Payment Date, then such unpaid Class A Interest Amounts (and any interest thereon pursuant to this clause (g)), shall accrue interest until the next Interest Payment Date at a per annum rate equal to the Class A Adjusted Rate for the immediately preceding Interest Period.

(g)If any accrued Class B Interest Amount through the last day of any Interest Period is not paid on any Interest Payment Date, then such unpaid Class B Interest Amounts (and any interest thereon pursuant to this clause (h)), shall accrue interest until the next Interest Payment Date at a per annum rate equal to the product of (i) 12 and (ii) the quotient of (A) the Class B Interest Amount for the immediately preceding Interest Period, and (B) the average daily Total Utilization of the Class B Commitments during such Interest Period.

(h)All interest referred to in Section 2.5 shall be calculated on the basis of a 360‑day year and the actual number of days elapsed and shall be payable monthly in arrears on (i) each Interest Payment Date, and (ii) the Maturity Date.

2.6    Payments.

(a)    Company agrees to pay to each Person entitled to payment thereunder by the Company, in the amounts and at the times set forth in the Pricing Letter.
(b)    All fees (other than any fees payable on the Closing Date) referred to in Section 2.6(a) shall be calculated on the basis of a 360‑day year and the actual number of days elapsed and shall be payable monthly in arrears on (i) each Interest Payment Date during the Commitment Period, commencing on the first such date to occur after the Closing Date, and (ii) on the Commitment Termination Date.
2.7    Repayment on or Before Maturity Date.     Company shall repay (i) the Loans and (ii) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents, in each case, in full in cash on or, subject to any other limitations on prepayments in the Credit Documents, before the Maturity Date.

2.8    Voluntary Commitment Reductions

(a)    Except as set forth in the Pricing Letter and subject to Section 2.8(c) below, Company may, upon not less than 20 Business Days prior written notice to Administrative Agent (which notice shall be revocable by Company in its sole discretion at any time up to three (3) Business Days’ prior to such termination or reduction date, as applicable), at any time and from time to time terminate in whole or permanently reduce in part the Commitments. Any reduction in the Commitments pursuant to this Section 2.8(a) shall be allocated to the Class A Commitments and the Class B Commitments pro rata, based on the amounts of the Class A Commitments and Class B Commitments immediately before such reduction.

(b)    Company’s notice shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Company’s notice and shall reduce the Commitment of each Class A Lender and Class B Lender based on its Pro Rata Share thereof.
(c)    If Company voluntarily terminates any Commitments as provided in Section 2.8(a), other than in connection with any voluntary termination described in the last paragraph of Section 2.14, Company shall pay to Paying Agent, on behalf of the Lenders on the date of such termination, the amounts (if any) described in the Pricing Letter.
2.9    Borrowing Base Deficiency.    Company shall prepay the Loans within four (4) Business Days of the earlier of (i) an Authorized Officer or the Chief Financial Officer (or in each case, the equivalent thereof) of Company becoming aware that a Borrowing Base Deficiency exists and (ii) receipt by Company of notice from any Agent or any Lender that a Borrowing Base Deficiency exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied first to the Class A Loans until the Class A Borrowing Base Deficiency Amount is reduced to zero and then to the Class B Loans until the Class B Borrowing Base Deficiency Amount is reduced to zero.

2.10    Controlled Accounts.

(a)Company shall establish and maintain cash management systems reasonably acceptable to the Administrative Agent, including, without limitation, with respect to blocked account arrangements. Other than a segregated trust account (the “Funding Account”) maintained at the Paying Agent into which proceeds of Loans may be funded at the direction of Company, Company shall not establish or maintain a Deposit Account or Securities Account other than a Controlled Account and Company shall not, and shall cause Servicer not to deposit Collections or proceeds thereof in a Securities Account or Deposit Account which is not a Controlled Account (provided, that, inadvertent and non-recurring errors by Servicer in applying such Collections or proceeds that are promptly, and in any event within two (2) Business Days after Servicer or Company has (or should have had in the exercise of reasonable diligence) knowledge thereof, cured shall not be considered a breach of this covenant). All Collections and proceeds of Collateral shall be subject to an express trust for the benefit of Collateral Agent on behalf of the Secured Parties and shall be delivered to Lenders for application to the Obligations or any other amount due under any other Credit Document as set forth in this Agreement.

(b)On or prior to the date hereof, Company shall cause to be established and maintained, (i) a trust account (or sub-accounts) in the name of Company and under the sole dominion and control of the Collateral Agent designated as the “Collection Account” and bearing a designation clearly indicating that the funds and other property credited thereto are held for Collateral Agent for the benefit of the Secured Parties and subject to the Securities Account Control Agreement and (ii) a Deposit Account into which the proceeds of all Pledged Receivables, including by automatic debit from Receivables Obligors’ operating accounts, shall be deposited in the name of Company designated as the “Lockbox Account” as to which the Collateral Agent has sole dominion and control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Account Control Agreement. The Lockbox Account Control Agreement will provide that all funds in the Lockbox Account will be swept daily into the Collection Account.

(c)Lockbox System.

(i)Company has established pursuant to the Lockbox Account Control Agreement and the Securities Account Control Agreement for the benefit of the Collateral Agent, on behalf of the Secured Parties, a system of lockboxes and related accounts or deposit accounts as described in Sections 2.10(a) and (b) (the “Lockbox System”) into which (subject to the proviso in Section 2.10 (a)) all Collections shall be deposited.

(ii)Company shall have identified a method reasonably satisfactory to Administrative Agent to grant Backup Servicer (and its delegates) access to the Lockbox Account when the Backup Servicer has become the Successor Servicer in accordance with the Credit Documents, for purposes of initiating ACH transfers from Receivables Obligors’ operating accounts after the date hereof.

(iii)Company shall not establish any lockbox or lockbox arrangement without the consent of the Administrative Agent in its sole discretion, and prior to establishing any such lockbox or lockbox arrangement, Company shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement, to enter into a control agreement with respect thereto in form and substance satisfactory to the Administrative Agent in its sole discretion. Notwithstanding the foregoing, the Administrative Agent shall not consent to any lockbox or lockbox arrangement or enter into a control agreement with respect thereto without the prior written consent of the Requisite Lenders.

(iv)Without the prior written consent of the Administrative Agent (acting at the direction of, or with the prior written consent of, the Requisite Lenders), Company shall not (A) change the general instructions given to the Servicer in respect of payments on account of Pledged Receivables to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects any Collections or proceeds thereof in the Lockbox System to any account which is not a Controlled Account.

(v)Company acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, and (B) upon the commencement of the Early Amortization Period, at the election of the Requisite Remedies Lenders, the funds on deposit in the Lockbox System may be applied as provided in Section 2.11(b).

(vi)Company has directed, and will at all times hereafter direct, the Servicer to direct payment from each of the Receivables Obligors on account of Pledged Receivables directly to the Lockbox System. Company agrees (A) to instruct the Servicer to instruct each Receivables Obligor to make all payments with respect to Pledged Receivables directly to the Lockbox System and (B) promptly (and, except as set forth in the proviso to this Section 2.10(c)(vi), in no event later than two (2) Business Days following receipt) to deposit all payments received by it on account of Pledged Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of Company necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable.

(vii)So long as no Event of Default has occurred and shall be continuing (and, (x) with respect to clause (A) below, so long as no Early Amortization Period is then occurring, and (y) with respect to clause (C) below, so long as the Commitment Period is in effect), Company or its designee shall be permitted to direct the investment of the funds from time to time held in the Collection Account and the Reserve Account (A) in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent or the Lenders shall have liability whatsoever in respect of any failure by the Paying Agent to do so), with all such proceeds and reinvestments to be held in the Collection Account; provided, however, that the maturity of the Permitted Investments on deposit in the Collection Account shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement, (B) to repay the Loans in accordance with Section 2.1(b), provided, however, that (w) to effect any such repayment from a Controlled Account, Company shall deliver to the Administrative Agent and the Paying Agent a Controlled Account Voluntary Payment Notice in substantially the form of Exhibit G hereto no later than 12:00 p.m. (New York City time) on the second Business Day prior to the date of any such repayment specifying the date of prepayment, the amount to be repaid per Class (which amounts shall be repaid (I) prior to the commencement of the Early Amortization Period, pro rata based on the Class A Commitments and Class B Commitments (and thereafter allocated to each Class A Lender or Class B Lender, as applicable, based on their related Pro Rata Shares), and (ii) from and after the commencement of the Early Amortization Period, first to the Class A Loans until the principal balance of the Class A Loans is reduced to zero and thereafter to the Class B Loans) and the Controlled Account from which such repayment shall be made, (x) the minimum amount of any such repayment on the Loans shall be $100,000, and (y) after giving effect to each such repayment, an amount equal to not less than the aggregate of 105% of the aggregate pro forma amount of interest, fees and expenses projected to be due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, if any, for the remainder of the applicable Interest Period, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Loans during the remainder of the applicable Interest Period using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Class A Commitments and the Total Utilization of Class B Commitments on such date (after giving effect to such repayments), shall remain in the Lockbox Account and the Collection Account, or (C) during the Commitment Period, to purchase additional Eligible Receivables pursuant to the terms and conditions of the Asset Purchase Agreement, provided, (w) that a Borrowing Base Certificate (evidencing sufficient Availability after giving effect to the release of Collections and the making of any Loan being made on such date and that after giving effect to the release of Collections, no event has occurred and is continuing that constitutes, or would result from such release that would constitute, a Borrowing Base Deficiency, Default, Event of Default or Early Amortization Event) and a Borrowing Base Report shall be delivered to the Administrative Agent, the Paying Agent and the Custodian no later than 11:00 a.m. (New York City time) at least two (2) Business Days in advance of any such proposed purchase or release, (x) if such purchase of Eligible Receivables were being funded with Loans, the conditions for making such Loans on such date contained in Section 3.2(a)(iii) and Section 3.2(a)(vi) would be satisfied as of such date, and provided further, that if such withdrawal from the Collection Account does not occur simultaneously with the making of a Loan by the Lenders hereunder pursuant to the delivery of a Funding Notice, such withdrawal shall be considered a “Loan” solely for purposes of Section 2.1(c)(iv), (y) no more than three (3) borrowings of each of Class A Loans and Class B Loans pursuant to Section 2.1 may be made in any calendar week and (z) after giving effect to such release, an amount equal to not less than the aggregate of 105% of the aggregate pro forma amount of interest, fees and expenses projected to be due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, if any, for the remainder of the applicable Interest Period, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Loans during the remainder of the applicable Interest Period using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Class A Commitments and the Total Utilization of Class B Commitments on such date shall remain in the Lockbox Account and the Collection Account. Notwithstanding the foregoing clauses (B) and (C), no funds may be withdrawn from the Reserve Account on any date for the purposes described therein unless, after giving effect to such withdrawal, the Reserve Account shall contain an amount not less than the Reserve Account Funding Amount as of such date.

(viii)All income and gains from the investment of funds in the Collection Account shall be retained in the Collection Account, until each Interest Payment Date, at which time such income and gains shall be applied in accordance with Section 2.11(a), or (b) (or, if sooner, until utilized for a repayment pursuant to Section 2.10(c)(vii)(B) or a purchase of additional Eligible Receivables pursuant to Section 2.10(c)(vii)(C)), as the case may be. As between Company and Collateral Agent, Company shall treat all income, gains and losses from the investment of amounts in the Collection Account as its income or loss for federal, state and local income tax purposes. Each of the Company and the Administrative Agent acknowledges that upon its written request and at no additional cost, it has the right to receive notification after the completion of each purchase and sale of Permitted Investments or Paying Agent’s receipt of a broker’s confirmation. Each of the Company and the Administrative Agent agrees that such notifications shall not be provided by the Paying Agent hereunder, and the Paying Agent shall make available, upon request and in lieu of notifications, periodic account statements that reflect such investment activity. No statement need be made available for any fund/account if no activity has occurred in such fund/account during such period.

(d)    Reserve Account. On or prior to the date hereof, Company shall cause to be established and maintained a Securities Account in the name of Company designated as the “Reserve Account” as to which the Collateral Agent has control over such account for the benefit of the Secured Parties within the meaning of Section 8-106 of the UCC pursuant to the Blocked Account Control Agreement. The Reserve Account will be funded in an amount equal to the Reserve Account Funding Amount with (i) proceeds of Loans, and (ii) funds available therefor pursuant to Section 2.11(a). On any Interest Payment Date during the Early Amortization Period, the Paying Agent shall pursuant to written direction of the Administrative Agent or the Collateral Agent transfer all amounts in the Reserve Account into the Collection Account for application on such Interest Payment Date in accordance with Section 2.11(b), provided, further that following the transfer and application of such amounts in accordance herewith, there shall be no obligation to maintain the Reserve Account Funding Amount or any other amounts in the Reserve Account.
2.11    Application of Proceeds

(a)    Application of Amounts in the Collection Account and Lockbox Account prior to the commencement of the Early Amortization Period. So long as the Early Amortization Period is not then occurring, on each Interest Payment Date, all amounts in the Collection Account, the Reserve Account (but only amounts in excess of the Reserve Account Funding Amount as of such day) and Lockbox Account as of the last day of the related Interest Period shall be applied by the Paying Agent based on the Monthly Servicing Report approved in good faith by the Administrative Agent (provided, however, that if the Paying Agent receives approval of the Monthly Servicing Report from the Administrative Agent, then the Paying Agent may conclusively presume that such approval was given in good faith) as follows:
(i)    first, to Company, amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to clause (xv) below;
(ii)    second, to the Servicer to pay any accrued and unpaid Servicing Fees or, if applicable, to the Successor Servicer to pay any accrued and unpaid Successor Servicing Fees and Successor Servicing Expenses;
(iii)    third, on a pari passu basis, (A) to the Backup Servicer to pay any accrued and unpaid Backup Servicing Fees; (B) to the Custodian to pay any costs, fees and indemnities then due and owing to the Custodian; (C) to each Controlled Account Bank to pay any costs, fees and indemnities then due and owing to such Controlled Account Bank (in respect of the Controlled Accounts); (D) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents; (E) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents; and (F) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents; provided, however, that the aggregate amount of costs, fees or indemnities payable to the Backup Servicer, Administrative Agent, the Custodian, the Collateral Agent, each Controlled Account Bank (in respect of the Controlled Accounts) and the Paying Agent pursuant to this clause (iii) shall not exceed $450,000 in any Fiscal Year;
(iv)    fourth, on a pro rata basis to the Class A Lenders, at the direction of the Administrative Agent, to pay fees (including, without any limitation, any and all payments payable or allocable to the Class A Lenders pursuant to the Pricing Letter) and unpaid accrued Class A Interest Amounts (calculated in accordance with Section 2.5);
(v)    fifth, on a pro rata basis to the Class B Lenders, at the direction of the Administrative Agent, to pay fees (including, without any limitation, any and all payments payable or allocable to the Class

B Lenders pursuant to the Pricing Letter) and unpaid accrued Class B Interest Amounts (calculated in accordance with Section 2.5);
(vi)    sixth, to the Class A Lenders based on their Pro Rata Shares at the direction of the Administrative Agent, to pay in reduction of the Class A Loans, any amount necessary to reduce the Class A Borrowing Base Deficiency Amount, if any, to zero;
(vii)    seventh, to the Class B Lenders based on their Pro Rata Shares at the direction of the Administrative Agent, to pay in reduction of the Class B Loans, any amount necessary to reduce the Class B Borrowing Base Deficiency Amount, if any, to zero;
(viii)     eighth, on or after the Interest Payment Date occurring in September 2021, to the Lenders, at the direction of the Administrative Agent, the Principal Payment Amount to reduce the outstanding principal balance of the Loans (which amount shall be allocated to the Class A Loans and the Class B Loans pro rata based on the Class A Commitments and Class B Commitments (and thereafter allocated to each Class A Lender or Class B Lender, as applicable, based on their related Pro Rata Shares));
(ix)    ninth, on a pari passu basis to the extent not paid pursuant to clause (iii) above, to pay to Administrative Agent, Backup Servicer, Custodian, Paying Agent, Collateral Agent, and each Controlled Account Bank any costs, fees or indemnities not paid in accordance with clause (iii) above;
(x)     tenth, to the Reserve Account an amount (if any) necessary to cause the amount on deposit in the Reserve Account to equal to the Reserve Account Funding Amount;
(xi)    eleventh, on a pro rata basis, to the Class A Lenders (based on their Pro Rata Shares), at the direction of the Administrative Agent, to pay any other Obligations then due and owing to the Class A Lenders or Class A Indemnitees;
(xii)    twelfth, on a pro rata basis, to the Class B Lenders (based on their Pro Rata Shares), at the direction of the Administrative Agent, to pay any other Obligations then due and owing to the Class B Lenders or Class B Indemnitees;
(xiii)    thirteenth, to pay all other Obligations or any other amount then due and owing hereunder;
(xiv)    fourteenth, at the election of Company, on a pro rata basis, at the direction of the Administrative Agent, to the Class A Lenders and the Class B Lenders to repay the principal of the Loans (which amount shall be allocated to the Class A Loans and the Class B Loans pro rata based on the Class A Commitments and the Class B Commitments); and
(xv)    fifteenth, to the extent that no Principal Payment Amount Adjustment Event would exist after giving effect to such distribution, any remainder to Company or as Company shall direct consistent with Section 6.5; provided, that if and to the extent a Principal Payment Amount Adjustment Event would occur after giving effect to any such distribution to the Company, then such amount of such distribution shall be paid to reduce the outstanding principal balance of the Loans (which amount shall be allocated to the Class A Loans and the Class B Loans pro rata based on the Class A Commitments and Class B Commitments (and thereafter allocated to each Class A Lender or Class B Lender, as applicable, based on their related Pro Rata Shares)).

(b)    Application of Amounts in the Collection Account, the Lockbox Account and the Reserve Account during the Early Amortization Period. Notwithstanding anything herein to the contrary, if the Early Amortization Period is then occurring (following the occurrence of an Event of Default or any other Early Amortization Event), on each Interest Payment Date, all amounts in the Collection Account, Reserve Account and Lockbox Account as of the last day of the related Interest Period shall be applied by the Paying Agent based on the Monthly Servicing Report approved in good faith by the Administrative Agent (provided, however, that if the Paying Agent receives approval of the Monthly Servicing Report from the Administrative Agent, then the Paying Agent may conclusively presume that such approval was given in good faith) as follows:
(i)    first, to Company, amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to Section 2.11(a)(i) or 2.11(a)(xv) above;
(ii)    second, to the Servicer to pay any accrued and unpaid Servicing Fees, or, if applicable, to the Successor Servicer to pay any accrued and unpaid Successor Servicing Fees and Successor Servicing Expenses;
(iii)    third, on a pari passu basis, (A) to the Backup Servicer to pay any accrued and unpaid Backup Servicing Fees; (B) to the Custodian to pay any costs, fees and indemnities then due and owing to the Custodian; (C) to each Controlled Account Bank to pay any costs, fees and indemnities then due and owing to such Controlled Account Bank (in respect of the Controlled Accounts), (D) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents; (E) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents; and (F) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents;
(iv)    fourth, on a pro rata basis to the Class A Lenders, at the direction of the Administrative Agent, to pay fees (including, without any limitation, any and all payments payable or allocable to the Class A Lenders pursuant to the Pricing Letter) and unpaid accrued Class A Interest Amounts and any unpaid interest thereon (calculated in accordance with Section 2.5);
(v)    fifth, on a pro rata basis to the Class A Lenders, at the direction of the Administrative Agent, to repay the Class A Loans until the Class A Loans are paid in full;
(vi)    sixth, on a pro rata basis to the Class B Lenders, at the direction of the Administrative Agent, to pay fees (including, without any limitation, any and all payments payable or allocable to Class B Lenders pursuant to the Pricing Letter) and unpaid accrued Class B Interest Amounts and any unpaid interest thereon (calculated in accordance with Section 2.5);
(vii)    seventh, on a pro rata basis to the Class B Lenders, at the direction of the Administrative Agent, to repay the Class B Loans until the Class B Loans are paid in full;
(viii)    eight, to the Class A Lenders (based on their Pro Rata Shares), at the direction of the Administrative Agent, to pay any other Obligations then due and owing to the Class A Lenders or Class A Indemnitees;
(ix)    ninth, to the Class B Lenders (based on their Pro Rata Shares), at the direction of the Administrative Agent, to pay any other Obligations then due and owing to the Class B Lenders or Class B Indemnitees;
(x)    tenth, to pay all other Obligations or any other amount then due and owing hereunder; and

(xi)     eleventh, any remainder to Company.
2.12    General Provisions Regarding Payments.

(a)All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 12:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by Company on the next Business Day (provided, that any repayment made pursuant to Section 2.10(c)(vii)(B) or any application of funds by Paying Agent pursuant to Section 2.11 on any Interest Payment Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.12).

(b)All payments in respect of the principal amount of any Loan (other than, unless requested by the Administrative Agent, voluntary prepayments of Loans or payments pursuant to Section 2.9) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)Paying Agent shall promptly distribute to each Class A Lender and each Class B Lender, at such address as such Lender shall indicate in writing the applicable Pro Rata Share of such Lender of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Paying Agent.

(d)Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e)Except as set forth in the proviso to Section 2.12(a), Paying Agent shall deem any payment by or on behalf of Company hereunder to them that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by Paying Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Paying Agent shall give prompt notice via electronic mail to Company and Administrative Agent if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate otherwise applicable to such paid amount from the date such amount was due and payable until the date such amount is paid in full.

2.13    Ratable Sharing.     Lenders hereby agree among themselves that, except as otherwise provided herein or in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than such Lender would be entitled pursuant to this Agreement (after giving effect to the priority of payments determining application of payments to the Class A Lenders and the Class B Lenders, respectively), then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent, Paying Agent and each Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Lenders in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14    Increased Costs; Capital Adequacy.

(a)Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.15(which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Affected Party with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi‑Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Affected Party (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, Company shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Loans or Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Affected Party of the statement referred to in the next sentence, Company shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after‑tax basis for such reduction. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.14 shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c)Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.14 shall not constitute a waiver of such Affected Party’s right to demand such compensation, provided that Company shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.14 for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Affected Party notifies Company of the matters giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor.

Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, (i) if (A) at any time any Affected Party demands compensation pursuant to the foregoing provisions of this Section 2.14, or (B) the Company (x) reasonably objects to any Designated LIBO Rate or (y) a Designated LIBO Rate has not been designated by the Administrative Agent and the Requisite Lenders in accordance with clause (iii) of the definition of “LIBO Rate” by the sixty-first day following the date of delivery a LIBO Notice, then the Company may at its discretion from and after the date of such demand or failure to reach agreement, as applicable, voluntarily terminate in whole the Commitments hereunder without the payment of any prepayment premium of any sort, and (ii) with respect to any Affected Party, the Company shall not be required to pay any increased costs under this Section 2.14 if the payment of such increased cost would cause the Company’s all-in cost of borrowing hereunder, for the applicable period to be in excess of the LIBO Rate plus 10.00%.
2.15    Taxes; Withholding, etc.

(a)Payments to Be Free and Clear. All sums payable by Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)Withholding of Taxes. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to an Affected Party under any of the Credit Documents: (i) Company shall notify Paying Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or the Paying Agent shall make such deduction or withholding and pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Paying Agent or such Affected Party, as the case may be) on behalf of and in the name of Paying Agent or such Affected Party; (iii) if such Tax is an Indemnified Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (and any withholdings imposed on additional amounts payable under this paragraph), such Affected Party receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Paying Agent evidence satisfactory to the other Affected Parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority. Each party hereto agrees that the Paying Agent and Company have the right to withhold on payments (without any corresponding gross-up) where a party fails to comply with the documentation requirements set forth in Section 2.15(d). Upon request from the Paying Agent, the Company will provide such additional information that it may have to assist the Paying Agent in making any withholdings or informational reports.

(c)Indemnification by Company. Company shall indemnify each Affected Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (other than any penalties and interest resulting from the gross negligence or willful misconduct of any such Affected Party) payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if Company reasonably believes that such Taxes were not correctly or legally asserted, such Affected Party will use reasonable efforts to cooperate with Company to obtain a refund of such Taxes (at the sole expense of the Company which shall be repaid to the Company in accordance with Section 2.15(f)) so long as such efforts would not, in the sole determination of such Affected Party, result in any additional out-of pocket costs or expenses not reimbursed by Company or be otherwise materially disadvantageous to such Affected Party.

(d)A certificate as to the amount of such payment or liability delivered to Company by an Affected Party (with a copy to the Paying Agent), or by the Paying Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error.

(e)Provision of U.S. Withholding Tax Forms.

(i)    Each Lender that is not a U.S. Person and the Administrative Agent if it is not a U.S. Person (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to Paying Agent and the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Paying Agent (each in the reasonable exercise of its discretion), (A) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable (with appropriate attachments) (or any successor forms), properly completed and duly executed by the Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or the Paying Agent such that the Company or the Paying Agent can determine if and to what extent the Administrative Agent or such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to any payments to such Administrative Agent or such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (B) if such Administrative Agent or such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W-8ECI pursuant to clause (A) above and is relying on the so called “portfolio interest exception”, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), properly completed and duly executed by such Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or the Paying Agent such that the Company or the Paying Agent can determine if and to what extent such Administrative Agent or such Lender is not subject, or is eligible for a reduction in the rate of, to deduction or withholding of United States federal income tax with respect to any payments to such Administrative Agent or such Lender of interest payable under any of the Credit Documents. The Administrative Agent and each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.15(d)(i) or Section 2.15(d)(ii) hereby agrees, from time to time after the initial delivery by the Administrative Agent or such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that the Administrative Agent or such Lender shall promptly deliver to Company and the Paying Agent two new original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8IMY, or W‑8ECI, or, if relying on the “portfolio interest exception”, a Certificate Regarding Non-Bank Status and two original copies of Internal

Revenue Service Form W‑8BEN or W-8BEN-E, as applicable (or any successor form), as the case may be, properly completed and duly executed by the Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or Paying Agent such that the Company or the Paying Agent can determine if and to what extent the Administrative Agent or such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to payments to the Administrative Agent or such Lender under the Credit Documents, or notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence.
(ii)    Any Lender that is a U.S. person and the Administrative Agent if it is a U.S. Person shall deliver to Company and the Paying Agent on or prior to the date on which such Lender becomes a Lender under this Agreement on the Closing Date or pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of Company or the Paying Agent), executed originals of IRS Form W-9, or any subsequent versions or successor to such form, certifying that such Lender is a U.S. Person and exempt from U.S. federal backup withholding tax.
(iii)    If a payment made to the Administrative Agent or a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Administrative Agent or such Lender shall deliver to Company and the Paying Agent at the time or times reasonably requested by Company or the Paying Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or the Paying Agent as may be necessary for Company and the Paying Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or such Lender has complied with the Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    On or before it becomes a party to this Agreement, if the Administrative Agent is a U.S. Person, it shall deliver to Company (in such number as shall be requested by the recipient) executed copies of IRS Form W-9, or any subsequent versions or successor to such form, certifying that it is exempt from U.S. federal backup withholding. If the Administrative Agent, or any successor or supplemental Administrative Agent is not a U.S. Person, it shall deliver to Company (in such number as shall be requested by the recipient) executed copies of IRS Form W-8IMY certifying that it is a “U.S. Branch” and that the payments are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with Company to be treated as a U.S. Person with respect to such Payments (and Company and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)). Notwithstanding anything to the contrary herein, nothing in this Section 2.15(d)(iv) shall require Administrative Agent to deliver any documentation that it is not legally eligible to deliver as a result of any change in law after the date hereof.
(f)Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the indemnity payments made under this Section with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.15(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.16    Obligation to Mitigate.    Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Party or that would entitle such Lender to receive payments under Section 2.14 and/or Section 2.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to 2.14 and/or 2.15 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless Company agrees to pay all reasonable and incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.17    Defaulting Lenders.    Anything contained herein to the contrary notwithstanding, in the event that other than (x) at the direction or request of any regulatory agency or authority or (y) as a result of a failure by the Administrative Agent to inform such Lender of the related Funding Notice in accordance with Section 2.1(c)(ii) hereof (but only if such Lender did not otherwise receive such Funding Notice on or around the same time directly from the Company), any Lender defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) if permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall be applied to the Loans of other Lenders of the applicable Class as if such Defaulting Lender had no Loans outstanding and the Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans of the applicable Class shall be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) of such Class as if such Defaulting Lender had funded all Defaulted Loans of such Class of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Loans of the applicable Class that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) the Total Utilization of Class A Commitments or the Total Utilization of Class B Commitments, as applicable, as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.17. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.18    Removal or Replacement of a Lender

.
(a)Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give notice to Company that such Lender is entitled to receive payments under Section 2.14 and/or Section 2.15, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.4(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders that are not Affiliates of the Administrative Agent or of Liberty Mutual Insurance (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased‑Cost Lender, Defaulting Lender or Non‑Consenting Lender (the “Terminated Lender”), Company may by giving written notice to any Terminated Lender and each other Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees identified by Company (each a “Replacement Lender”) in accordance with the provisions of Section 9.4; provided that, with respect to any Defaulting Lender, the Company’s rights under this Section 2.18(a) shall be conditioned on no Lender delivering a Defaulting Lender Buy-Out Notice within five (5) Business Days after the Company gives notice of its election to cause the assignment contemplated in this Section 2.18(a), and provided further, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender and, if applicable, such other Lenders, an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and, if applicable, such other Lenders, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender and, if applicable, such other Lenders, pursuant to Section 2.6; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender and, if applicable, such other Lenders pursuant to Section 2.14 and/or Section 2.15 and any other amounts due to such Terminated Lender and, if applicable, such other Lenders; and (3) in the event such Terminated Lender is an Increased-Cost Lender, such assignment will result in a reduction in any claims for payments under Section 2.14 and/or Section 2.15, as applicable, and (4) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and, if applicable, such other Lenders and the termination of such Terminated Lender’s Commitments and, if applicable, the Commitments of such other Lenders, such Terminated Lender and, if applicable, such other Lenders shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender and, if applicable, such other Lenders to indemnification hereunder shall survive as to such Terminated Lender and such other Lenders.

(b)Option to Purchase Obligations from Defaulting Lenders.

(i)The parties agree that if any Lender is a Defaulting Lender, then the non-Defaulting Lenders shall have the right, but not the obligation, by giving a written notice (a “Defaulting Lender Buy-Out Notice”) to the Administrative Agent (with copies to the other Lenders), for the benefit of such Defaulting Lender, to acquire from such Defaulting Lender all (but not less than all) of the right, title and interest of the Obligations held by such Defaulting Lender and the Commitments related thereto. Each Lender that delivers a Defaulting Lender Buy-Out Notice is referred to herein as an “Electing Non-Defaulting Lender”.

(ii)If any Electing Non-Defaulting Lender that delivers any Defaulting Lender Buy-Out Notice is not a member of the same Class as the applicable Defaulting Lender, such Electing Non-Defaulting Lender may not acquire the Obligations from such Defaulting Lender pursuant to this Section 2.18(b) if the Administrative Agent receives a different Defaulting Lender Buy-Out Notice from any member of the same Class as the Defaulting Lender on or before the fifth (5th) Business Day after the Electing Non-

Defaulting Lender of the other Class delivers its Defaulting Lender Buy-Out Notice. In such case, only the applicable Electing Non-Defaulting Lenders that are members of the same Class as the Defaulting Lender may purchase such Defaulting Lender’s Obligations.

(iii)In the event all non-Defaulting Lenders that are members of the same Class as the Defaulting Lender are Electing Non-Defaulting Lenders, each such Electing Non-Defaulting Lender shall be entitled to purchase an amount of the Obligations of such Defaulting Lender equal to the product of (A) the aggregate amount of all outstanding Obligations of such Defaulting Lender and (B) such Electing Non-Defaulting Lender’s ratable share of all Loans of such Class. In the event less than all non-Defaulting Lenders that are members of the same Class as the Defaulting Lender are Electing Non-Defaulting Lenders, the Electing Non-Defaulting Lenders that are members of the same Class as the Defaulting Lender shall be entitled to purchase the Obligations held by such Defaulting Lender in accordance with the proportion of the Obligations held by each such Electing Non-Defaulting Lender bears to the Loans of such Class held by all such Electing Non-Defaulting Lenders (or such amount as is agreed by all such Electing Non-Defaulting Lenders).

(iv)If a non-Defaulting Lender acquires any or all of the Obligations held by an assigned Defaulting Lender pursuant to this Section 2.18(b), such non-Defaulting Lender shall not be deemed to assume any of the liability or obligations of such Defaulting Lender related to the circumstances pursuant to which such Defaulting Lender became a Defaulting Lender.

(v)Any such purchase of a Defaulting Lender’s Obligations shall occur ten (10) Business Days of the date of the delivery of the first Defaulting Lender Buy-Out Notice with respect to the applicable Defaulting Lender and shall be for all (but not less than all) of the right, title and interest of such Defaulting Lender in and to the Obligations held by such Defaulting Lender by paying to the Defaulting Lender in cash a purchase price equal to 100% of the outstanding balance with respect to such Defaulting Lender’s Loans, including principal and accrued and unpaid Class A Interest Amounts (excluding any portion of the Class A Interest Amount attributable to any increase in the Class A Adjusted Rate due to the occurrence of an Event of Default or a Servicer Default) or Class B Interest Amounts (excluding any portion of the Class B Interest Amount attributable to any increase in the Interest Rate due to the occurrence of an Event of Default or a Servicer Default), as applicable, related thereto. A Defaulting Lender Buy-Out Notice may be revoked at any time.

(vi)In connection with any such purchase and sale, on the effective date thereof, the applicable Defaulting Lender and each Electing Non-Defaulting Lender shall execute and deliver an Assignment Agreement (a copy of which shall be substantially contemporaneously delivered to the Company), pursuant to which the applicable Defaulting Lender shall assign to the applicable Electing Non-Defaulting Lenders, the applicable amount of such Defaulting Lender’s Obligations and the Commitments.

(vii)Anything in this Agreement to the contrary notwithstanding, each party hereto agrees that each assignee Lender may assign and delegate to any one or more of its Affiliates or Approved Funds any of the rights and obligations acquired by such Lender as a result of its exercise of its rights pursuant to this Section 2.18(b).

(viii)The assigning Defaulting Lender shall pay all costs and expenses (including reasonable expenses of legal counsel) in connection with any assignment pursuant to this Section 2.18(b). Such costs and expenses may be netted from any purchase price paid to the assigning Defaulting Lender.

2.19    The Paying Agent    The Lenders hereby appoint Wells Fargo Bank, N.A. as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Section 2.11 shall be made by the Paying Agent based on the Monthly Servicing Report (upon which the Paying Agent shall be entitled to conclusively rely).

(b)The Paying Agent hereby agrees that, subject to the provisions of this Section, it shall:

(i)    hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;
(ii)    give the Administrative Agent notice of any default by the Company in the making of any payment required to be made with respect to the Obligations of which it has actual knowledge (and the Administrative Agent will use commercially reasonable effort to provide a copy of such notice to the Lenders not later than two (2) Business Days following its receipt thereof);
(iii)    comply with all requirements of the Internal Revenue Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and
(iv)    provide to the Agents such information as is required to be delivered under the Internal Revenue Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.
(c)Each Paying Agent (other than the initial Paying Agent) shall be appointed by the Lenders with the prior written consent of the Company (if required), in accordance with Section 2.20(r).

(d)The Company shall indemnify the Paying Agent and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, including reasonable out of pocket fees and expenses of counsel and court costs, other than in connection with the willful misconduct, fraud, gross negligence or bad faith on the part of the Paying Agent, arising out of or in connection with the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and any action claim or suit brought to enforce the Paying Agent’s right to indemnification (but, in each case, only to the extent successful). All such amounts shall be payable in accordance with Section 2.12 and such indemnity shall survive the termination or assignment of this Agreement and the resignation or removal of the Paying Agent.

(e)The Paying Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Paying Agent. The Paying Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Paying Agent pursuant to and conforming to the requirements of this Agreement.

(f)The Paying Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction or request of the Requisite Lenders, the Requisite Remedies Lenders or the Administrative Agent or other relevant instructing party, in each case, as expressly permitted hereunder, or (ii) in the absence of its own fraud, gross negligence or willful misconduct as determined by a court of competent jurisdiction, no longer subject to appeal or review.

(g)The Paying Agent shall not be charged with knowledge of any event or information, including any Default or Event of Default, unless a Responsible Officer of the Paying Agent obtains actual knowledge or receives written notice of such event from the Company, the Servicer, the Requisite Class A Lenders, the Requisite Class B Lenders or the Administrative Agent, as the case may be. The receipt and/or delivery of reports and other information under this Agreement by the Paying Agent, and any publicly-available information, shall not constitute notice or actual or constructive knowledge of any such event or information, including any Default or Event of Default, contained therein.

(h)The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Company under this Agreement.

(i)The Paying Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate of an Authorized Officer, any Monthly Servicing Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(j)The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith.

(k)The Paying Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent, any Lender or any Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, such Lender or such Agent shall have offered to the Paying Agent security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.

(l)Except as otherwise expressly set forth in Section 2.20, the Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Administrative Agent, the Requisite Class A Lenders or the Requisite Class B Lenders; provided, that if the payment within a reasonable time to the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Paying Agent, not reasonably assured by the Company, the Paying Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Company or, if paid by the Paying Agent, shall be reimbursed by the Company to the extent of funds available therefor pursuant to Section 2.11.

(m)The Paying Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Company, the Servicer, any Agent, any Lender or any other Person, and may assume compliance by such parties with their obligations, unless a Responsible Officer of the Paying Agent shall have received written notice to the contrary.

(n)Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(o)The Paying Agent shall not be liable for ensuring that the Secured Parties’ interest in the Collateral is valid or enforceable, and does not assume and shall have no responsibility for, and makes no representation as to, monitoring the status of any lien or performance or value of any Collateral.

(p)If the Paying Agent shall at any time receive conflicting instructions from the Administrative Agent and the Company or the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Paying Agent shall follow the instructions of the

Administrative Agent; provided, however, that with respect to matters that require the instruction or consent of the Requisite Remedies Lenders, if the Paying Agent shall receive conflicting instructions from the Requisite Remedies Lenders and any other party to this Agreement (including the Administrative Agent), the Paying Agent shall follow the instructions of the Requisite Remedies Lenders. The Paying Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Paying Agent harmless from any claims that may arise or be asserted against the Paying Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(q)The Paying Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(r)The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Company, the Servicer and the Administrative Agent (and the Administrative Agent shall use commercially reasonable efforts to send a copy of such notice to the Lenders within two (2) Business Days from its receipt hereof); provided, however, that, without the consent of the Administrative Agent, such resignation shall not be effective until a successor Paying Agent reasonably acceptable to the Administrative Agent (acting with the consent of or at the direction of the Requisite Lenders) and, so long as no Event of Default is then existing, the Company (such consent not to be unreasonably withheld or delayed) shall have accepted appointment by the Lenders as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time upon thirty (30) days’ written notice by the Administrative Agent (acting with the consent of or at the direction of the Requisite Lenders), delivered to the Paying Agent, the Company and the Servicer. In the event of such termination or removal, the Lenders with, so long as no Event of Default is then existing, the consent of the Company (such consent not to be unreasonably withheld or delayed) shall appoint a successor paying agent. If, however, a successor paying agent is not appointed by the Lenders within sixty (60) days after the giving of notice of resignation or removal, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor Paying Agent.

(s)Any successor Paying Agent appointed pursuant hereto shall (i) execute, acknowledge, and deliver to the Company, the Servicer, the Administrative Agent, and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of its fees and expenses deliver to the successor Paying Agent all documents and statements and monies held by it under this Agreement; and the Company and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be requested for fully and certainly vesting and confirming in the successor Paying Agent all such rights, powers, duties, and obligations.

(t)The Company shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent actually incurred in connection with the succession of any successor Paying Agent including in transferring any funds in its possession to the successor Paying Agent.

(u)The Paying Agent shall have no obligation to invest and reinvest any cash held in the Collection Account or any other moneys held by the Paying Agent pursuant to this Agreement in the absence of timely and specific written investment direction from Company. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Company to provide timely written investment direction.

(v)If the Paying Agent shall be uncertain as to its duties or rights hereunder or under any other Credit Documents or shall receive instructions from any of the parties hereto pursuant to this Agreement which, in the reasonable opinion of the Paying Agent, are in conflict with any of the provisions of this Agreement or another Credit Document to which it is a party, the Paying Agent shall be entitled (without incurring any liability therefor to the Company or any other Person) to (i) consult with counsel of its choosing and act or refrain from acting based on the advice of such counsel and (ii) refrain from taking any action until it shall be directed otherwise in writing by all of the parties hereto or by final order of a court of competent jurisdiction.

(w)The Paying Agent shall incur no liability nor be responsible to Company or any other Person for delays or failures in performance resulting from acts beyond its control that significantly and adversely affect the Paying Agent’s ability to perform with respect to this Agreement. Such acts shall include, but not be limited to, acts of God, strikes, work stoppages, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(x)The Paying Agent may execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, provided that the Paying Agent shall remain obligated and liable for the administration of its duties hereunder, to the same extent and under the same terms and conditions as if it alone were acting as Paying Agent.

(y)The Paying Agent shall not be required to take any action that is not in accordance with applicable law. The right of the Paying Agent to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty.

(z)Knowledge of the Paying Agent shall not be attributed or imputed to Wells Fargo’s other roles in the transaction and knowledge of the Custodian, Securities Intermediary or Controlled Account Bank shall not be attributed or imputed to the Paying Agent (other than those where the roles are performed by the same group or division within Wells Fargo or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Wells Fargo (and vice versa).

(aa)The Paying Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Paying Agent shall have no responsibility for (A) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (B) taking any necessary steps to preserve rights against any Person with respect to any Collateral, or (C) taking any action to protect against any diminution in value of the Collateral.

(bb)    The Lenders hereby authorize and direct the Paying Agent to execute and deliver the Undertakings Agreement and any other Credit Document to which the Paying Agent is a party.

(cc)    The Paying Agent need not investigate or re-calculate, evaluate, certify, verify or independently determine the accuracy of any information, report, certificate, statement, representation or warranty or any fact or matter stated in any such document and may conclusively rely as to the truth of the statements and the accuracy of the information therein.

(dd)    Before the Paying Agent acts or refrains from taking any action under this Agreement (other than action it has expressly agreed to perform hereunder), it may require an officer’s certificate from the party requesting that the Paying Agent act or refrain from acting, in form and substance acceptable to the Paying Agent, the costs of which (including the Paying Agent’s reasonable attorneys' fees and expenses) shall be paid by the party requesting that the Paying Agent act or refrain from acting. The Paying Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificates, except for its own gross negligence, fraud or willful misconduct.

(ee)    The Paying Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Paying Agent unless it shall be conclusively determined that the Paying Agent was negligent in ascertaining the pertinent facts, provided, however, that the Paying Agent shall have no obligation to conduct any investigation into such facts except as otherwise required pursuant to this Agreement. The Paying Agent shall not be liable for any action it takes or omits to take in good faith (a) which is authorized or within its rights or powers under this Agreement or (b) which the Paying Agent in good faith believes is within its rights or powers under this Agreement, in each case other than with respect to its own gross negligence, fraud or willful misconduct.

2.20    Duties of Paying Agent.

(a)    Borrowing Base Reports. Upon receipt of any Borrowing Base Report and the related Borrowing Base Certificate delivered pursuant to Section 2.1(c)(ii), Section 2.10(c)(vii)(B) or Section 2.10(c)(vii)(C), Paying Agent shall, on the Business Day following receipt of such Borrowing Base Report, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:
(i)    compare the ending Eligible Portfolio Outstanding Principal Balance set forth in such Borrowing Base Report with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;
(ii)    compare the number of Pledged Receivables listed in the Master Record with the number of Pledged Receivables for which the Custodian holds a Receivables File pursuant to the Custodial Agreement and identify any discrepancy;
(iii)    confirm that each Pledged Receivable listed in the Master Record has a unique loan identification number;
(iv)    compare the amount set forth in such Borrowing Base Report as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account as of the date of such Borrowing Base Report and identify any discrepancy;
(v)    in the case of a Borrowing Base Report delivered pursuant to Section 2.10(c)(vii)(B) or Section 2.10(c)(vii)(C), recalculate the amount set forth in such Borrowing Base Report as the amount that will be on deposit in the Collection Account after giving effect to the related repayment of Loans or the related purchase of Eligible Receivables set forth therein and identify any discrepancy;
(vi)    confirm that the Accrued Interest Amount and an estimate of accrued fees as of the date of repayment or the Transfer Date, as the case may be, multiplied by 105%, is the amount set forth in such Borrowing Base Report as 105% of the estimated amount of accrued interest and fees and identify any discrepancy;
(vii)    recalculate Availability, based on the Borrowing Base set forth in such Borrowing Base Report and the Total Utilization of Class A Commitments and the Total Utilization of Class B Commitments set forth in the Paying Agent’s records and identify any discrepancies;
(viii)    in the case of a Borrowing Base Report delivered pursuant to Section 3.2(a)(i), (A) confirm that the Loans requested in the related Funding Notice are not greater than the Availability and (B) confirm that, after giving effect to such Loans, the Total Utilization of Class A Commitments will not exceed the Class A Commitments and the Total Utilization of Class B Commitments will not exceed the Class B Commitments; and

(ix)    notify the Administrative Agent and the Lenders of the results of such review.
Notwithstanding the foregoing, the Paying Agent shall pull any necessary data points from the Borrowing Base Report to verify the information set forth on such Borrowing Base Report as set forth above.
(b)    Monthly Servicing Reports. Upon receipt of any Monthly Servicing Report delivered pursuant to Section 5.1(f), Paying Agent shall, on the Business Day following receipt of such Monthly Servicing Report, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:
(i)    compare the Eligible Portfolio Outstanding Principal Balance set forth therein with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;
(ii)    confirm the aggregate repayments of Loans during the period covered by the Monthly Servicing Report set forth therein with the Borrowing Base Reports delivered to Paying Agent pursuant to Section 2.10(c)(vii)(B) during such period and identify any discrepancies;
(iii)    compare the amount set forth therein as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account as of the date of such Monthly Servicing Report and identify any discrepancy;
(iv)    compare the amount of accrued and unpaid interest and unused payments payable to the Class A Lenders and the amount of accrued and unpaid interest and unused payments payable to the Class B Lenders, respectively, set forth therein to the amounts set forth in the related invoices received by Paying Agent and identify any discrepancies;
(v)    compare the amount of Servicing Fees payable to the Servicer set forth therein to the amount set forth in the related invoice received by Paying Agent and identify any discrepancy;
(vi)    compare the amount of Backup Servicing Fees and expenses payable to the Backup Servicer set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(vii)    compare the amount of fees and expenses payable to the Custodian set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(viii)    compare the amount of fees and expenses payable to the Collateral Agent set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(ix)    compare the amount of fees and expenses payable to the Paying Agent set forth therein to the amounts set forth in the related invoice submitted by Paying Agent and identify any discrepancy;
(x)    recalculate the Availability based on the Borrowing Base set forth therein and the Total Utilization of Commitments set forth in the Paying Agent’s records and identify any discrepancies; and
(xi)    notify the Administrative Agent and the Lenders of the results of such review.
(c)    For the avoidance of doubt, Paying Agent’s sole responsibility with respect to the obligations set forth in Section 2.20(a) and (b) is to compare or confirm information in the Borrowing Base Report or Monthly Servicing Report, as applicable, in accordance with Section 2.20 based on the information indicated therein received by Paying Agent from Company, the Servicer or the Custodian, as the case may be.
2.21    Collateral Agent.

(a)    The Collateral Agent shall be entitled to the same rights, protections, indemnities and immunities as the Paying Agent hereunder.

(b)    In addition to Section 2.21(a), the Collateral Agent shall be entitled to the following additional protections:

(i)    The Collateral Agent shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or re-depositing of any thereof, (B) to see to any insurance, or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral;

(ii)    The Collateral Agent shall be authorized to, but shall not be responsible for, filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (A) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (B) taking any necessary steps to preserve rights against any Person with respect to any Collateral, or (C) taking any action to protect against any diminution in value of the Collateral;

(iii)    The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement and any other Credit Document (A) if such action would, in the reasonable opinion of the Collateral Agent, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Agreement or any other Credit Document, (B) if such action is not provided for in this Agreement or any other Credit Document, (C) if, in connection with the taking of any such action hereunder, under any other Credit Document that would constitute an exercise of remedies, it shall not first be indemnified to its satisfaction by the Administrative Agent and/or the Lenders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (D) if the Collateral Agent would be required to make payments on behalf of the Lenders pursuant to its obligations as Collateral Agent hereunder, it does not first receive from the Lenders sufficient funds for such payment;

(iv)    The Collateral Agent shall not be required to take any action under this or any other Credit Document if taking such action (A) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified;

(v)    Neither the Collateral Agent nor its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Administrative Agent or the Lenders, or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Administrative Agent or the Lenders for any act or failure to act hereunder, except for its own fraud, gross negligence or willful misconduct.

2.22    Intention of Parties.    It is the intention of the parties that the Loans be characterized as indebtedness for federal income tax purposes. The terms of the Loans shall be interpreted to further this intention and neither the Lenders nor Company will take an inconsistent position on any federal, state or local tax return.

2.23    Increase Options.    The Company may with the consent of the Administrative Agent in its sole discretion (which consent may, for the avoidance of doubt, be conditioned upon the effectiveness of an amendment or modification to one or more of the Credit Documents) from time to time elect to increase the Commitments so long as, after giving effect thereto, the aggregate amount of Commitments may not exceed $200,000,000. Any such increase shall be in a minimum increment of $25,000,000. Any such increase shall be apportioned among the Classes pro rata, based on the ratio of Class A Commitments and Class B Commitments. Each existing Lender (if any) shall have the right to provide its share of such increase, based on its Pro Rata Share, within ten (10) Business Days of the Company’s increase election pursuant to this Section 2.23 (each such consenting Lender, a “Class A Increasing Lender” or “Class B Increasing Lender”, as applicable, and collectively the “Increasing Lenders”) before any other Persons may participate in any such increase. If one or more existing Lenders forego the opportunity to increase its Commitment, the Increasing Lenders in such existing Lender’s Class may opt to increase their Commitment by more than their proportional share of the increase (which proportional share is determined consistent with the immediately prior sentence) within five (5) Business Days of being notified of an existing Lender’s decision not to fund the increase. If the existing Lenders collectively fail to commit to fund the full amount of such increase, within the time allotted, the Company may arrange for any such increase to be provided by one or more new banks, financial institutions or other entities that, in each case, is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940 and the rules and regulations thereunder and applicable regulatory interpretations thereof (each such new bank, financial institution or other entity, an “Augmenting Lender”); provided that each Augmenting Lender shall be subject to the approval of the Administrative Agent in its sole discretion. No consent of any Lender (other than any Lender participating in the increase) shall be required for any increase in Commitments pursuant to this Section. Increased and new Commitments pursuant to this Section 2.23 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, as applicable, pursuant to a joinder agreement (each, a “Joinder Agreement”) in form and substance reasonably satisfactory to Company, Administrative Agent and such Increasing Lender or Augmenting Lender, as applicable, whereby each such Increasing Lender or Augmenting Lender, as applicable, assumes the rights and obligations of a Lender hereunder. Each Joinder Agreement shall also set forth any other applicable terms of the Commitments being provided thereby, including without limitation the Advance Rate (which shall be identical among all Lenders), other than pricing terms described in a Pricing Letter. The Administrative Agent shall notify each Lender of each increase in Commitments made pursuant to this Section 2.23. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitments of any Lender) shall become effective under this paragraph if on the proposed date of the effectiveness of such increase, an Event of Default has occurred and is continuing. On the effective date of any increase in the Commitments, each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent determines, for the benefit of the other Lenders, as being required to cause, after giving effect to such increase and paying such amounts to such other Lenders, each Lender’s portion of the outstanding Class A Loans and Class B Loans to equal its Pro Rata Share of such outstanding Class A Loans and Class B Loans, respectively.

SECTION 3.    CONDITIONS PRECEDENT

3.1    Closing Date.    The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions on or before the Closing Date:

(a)    Credit Documents and Related Agreements. The Administrative Agent shall have received copies of each Credit Document, originally executed and delivered by each applicable Person and copies of each Related Agreement.
(b)    Formation of Company. The Administrative Agent shall have received evidence satisfactory to it in its reasonable discretion that Company was formed as a bankruptcy remote, special purpose entity in the state of Delaware as a limited liability company.
(c)    Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by Company and Holdings, as applicable, and, if applicable, (x) certified as of the Closing Date or a recent date prior thereto by the appropriate governmental official and (y) certified by its secretary or an assistant secretary as of the Closing Date, in each case as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each of Company and Holdings approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each of Company and Holdings’ jurisdiction of incorporation, organization or formation and, with respect to Company, in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent may reasonably request.
(d)    Organizational and Capital Structure. The capital structure of Company shall be as described in Section 4.2.
(e)    Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent, Company’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).
(f)    Governmental Authorizations and Consents. Company and Holdings shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(g)    Collateral. To create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, Company shall deliver:
(i)    evidence satisfactory to the Administrative Agent of the compliance by Company of its obligations under the Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
(ii)    the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Company in the jurisdictions specified by Administrative Agent, together with copies of all such filings disclosed by such search, and UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search;
(iii)    opinions of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which Company or any personal property Collateral is located as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(iv)    opinions of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to the creation and perfection of the security interest in favor of Purchaser in the Pledged Receivables and Related Security under the Asset Purchase Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent; and
(v)    evidence that Company and Holdings shall have each taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent or the Collateral Agent.
(h)    Financial Statements. The Administrative Agent shall have received from Company the Historical Financial Statements.
(i)    Evidence of Insurance. The Administrative Agent shall have received a certificate from Holdings’ insurance broker, or other evidence satisfactory to the Administrative Agent that all insurance required to be maintained under the Servicing Agreement and Section 5.4 is in full force and effect.
(j)    Opinions of Counsel to Company and Holdings. The Administrative Agent and counsel to Administrative Agent shall have received originally executed copies of the favorable written opinions (or, in the case of covered fund matters under the Volcker Rule, a memorandum addressed to the Administrative Agent and the Lenders) of Paul Hastings LLP, counsel for Company and Holdings, as to such matters (including the true sale of Pledged Receivables and bankruptcy remote nature of Company) as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and Company hereby instructs, and Holdings shall instruct, such counsel to deliver such opinions to Agents and Lenders). The Administrative Agent and counsel to the Administrative Agent shall have received an originally executed copy of a favorable written opinion of counsel to Holdings acceptable to the Administrative Agent to the effect that the Receivables Agreements governed by the law of Virginia are valid and enforceable obligations under the laws of Virginia in form and substance reasonably satisfactory to the Administrative Agent (and Company hereby instructs, and Holdings shall instruct, such counsel to deliver such opinions to the Administrative Agent and Lenders).
(k)    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from Holdings and Company dated as of the Closing Date and addressed to the Administrative Agent, and in form, scope and substance satisfactory to the Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Credit Extensions to be made on the Closing Date, Holdings and Company are and will be Solvent.
(l)    Closing Date Certificate. Holdings and Company shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
(m)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that would reasonably be expected to result in a Material Adverse Effect.
(n)    No Material Adverse Change. Since December 31, 2017, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(o)    Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent and counsel to Administrative Agent, and the Administrative Agent, and counsel to Administrative Agent shall have received all such counterpart originals or certified copies of such documents as they may reasonably request.

(p)    Independent Manager. On the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that Company has appointed an Independent Manager who is acceptable to it in its sole discretion.
(q)    Payoff Letter. The Administrative Agent shall have received a payoff letter in form and substance reasonably satisfactory to it regarding the satisfaction in full on the Closing Date of the Indebtedness owing by On Deck Asset Company, LLC (“ODAC”), as borrower, under that certain Fourth Amended and Restated Credit Agreement dated as of May 4, 2017, by and among ODAC, the lenders party thereto from time to time, WM 2016-1, LLC, as administrative agent, and Deutsche Bank Trust Company Americas, as paying agent and collateral agent.
(r)    Payment of Fees. On the Closing Date, the Administrative Agent shall have received all fees and expenses due and payable by the Company and Holdings that have been invoiced to the Company or Holdings, as applicable, not less than one Business Day prior to the Closing Date.
The Administrative Agent and each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
3.2    Conditions to Each Credit Extension.

(a)    Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including if applicable the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions precedent:
(i)    Administrative Agent, the Paying Agent and Custodian shall have received a fully executed and delivered Funding Notice together with a Borrowing Base Certificate, evidencing sufficient Availability with respect to the requested Loans, and a Borrowing Base Report;
(ii)    both before and after making any Loans requested on such Credit Date, no Borrowing Base Deficiency shall exist;
(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, other than those representations and warranties which are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects on and as of that Credit Date, except, in each case, if such representations and warranties (A) specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be on and as of such earlier date, provided, that the representations and warranties in any Original Borrowing Base Certificate shall be excluded from the certification in this Section 3.2(a)(iii) if a Replacement Borrowing Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii), or (B) relate to a Receivable that is later repurchased by the Seller in accordance with the Asset Purchase Agreement based upon knowledge obtained by Company or Holdings after such Credit Date;
(iv)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default, a Default or any Early Amortization Event;
(v)    the Administrative Agent and the Paying Agent shall have received the related Borrowing Base Report no later than the second Business Day prior to the Credit Date which shall be delivered on a pro forma basis for the first Credit Date hereunder;

(vi)    in accordance with the terms of the Custodial Agreement, Company has delivered, or caused to be delivered to the Custodian, the Receivable File related to each Receivable that is, on such Credit Date, being transferred and delivered to Company pursuant to the Asset Purchase Agreement, and the Administrative Agent has received a Collateral Receipt and Exception Report from the Custodian, which Collateral Receipt and Exception Report is acceptable to the Administrative Agent in its Permitted Discretion;
(vii) the Commitment Period shall not have ended;
(viii) as of such Credit Date, the Reserve Account shall have been (or will be, out of the proceeds of the Loans to be made on such date), funded so that it contains funds in an amount not less than the Reserve Account Funding Amount as of such date; and
(ix)    in the case of any funding of any Class A Loan, the Total Utilization of the Class A Commitments shall not exceed the product of (a) 72% and (b) the Borrowing Base immediately after giving effect to such funding.
Notwithstanding anything contained herein to the contrary, neither the Paying Agent nor the Collateral Agent shall be responsible or liable for determining whether any conditions precedent to making a Loan have been satisfied.
(b)    Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent and the Paying Agent.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Company represents and warrants to each Agent and Lender, on the Closing Date, on each Credit Date and on each Transfer Date, that the following statements are true and correct:
4.1Organization; Requisite Power and Authority; Qualification; Other Names. Company (a) is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to result in a Material Adverse Effect. Company does not operate or do business under any assumed, trade or fictitious name. Company has no Subsidiaries.

4.2Capital Stock and Ownership. The Capital Stock of Company has been duly authorized and validly issued and is fully paid and non‑assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company is a party requiring, and there is no membership interest or other Capital Stock of Company outstanding which upon conversion or exchange would require, the issuance by Company of any additional membership interests or other Capital Stock of Company or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company. All membership interests in the Company as of the Closing Date are owned by Holdings.

4.3Due Authorization. The execution, delivery and performance of the Credit Documents to which Company is a party have been duly authorized by all necessary action of Company.

4.4No Conflict. The execution, delivery and performance by Company of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any law or any governmental rule or regulation applicable to Company, any of the Organizational Documents of Company, or any order, judgment or decree of any court or other Governmental Authority binding on Company; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company, except as would not reasonably be expected to result in a Material Adverse Effect.

4.5Governmental Consents. The execution, delivery and performance by Company of the Credit Documents to which Company is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date other than (a) those that have already been obtained and are in full force and effect, or (b) any consents or approvals the failure of which to obtain will not have a Material Adverse Effect.

4.6Binding Obligation. Each Credit Document to which Company is a party has been duly executed and delivered by Company and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7Eligible Receivables. Each Receivable that is identified by Company as an Eligible Receivable in a Borrowing Base Certificate satisfies all of the criteria set forth in the definition of Eligibility Criteria, other than, in any case, (a) any Receivable identified as an Eligible Receivable in any Original Borrowing Base Certificate if a Replacement Borrowing Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii), or (b) any Receivable that is repurchased by the Seller in accordance with the Asset Purchase Agreement after the date of such Borrowing Base Certificate.

4.8Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments.

4.9No Material Adverse Effect. Since December 31, 2017, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10Adverse Proceedings, etc. There are no Adverse Proceedings (other than counterclaims relating to ordinary course collection actions by or on behalf of Company which would not, individually or taken together, reasonably be expected to result in a Material Adverse Effect) pending against Company.  Company is not (a) in violation of any applicable laws, or (b) subject to or in default with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other Governmental Authority, except, in each case described in clause (a) or (b), as would not reasonably be expected to result in a Material Adverse Effect.

4.11Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Company required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Company knows of no proposed tax assessment against Company which is not being actively contested by Company in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12Title to Assets. Company has no fee, leasehold or other property interests in any real property assets. Company has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.1. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of Collateral Agent are First Priority Liens.

4.13No Indebtedness. Company has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder.

4.14No Defaults. Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to result in a Material Adverse Effect.

4.15Material Contracts. Company is not a party to any Material Contracts.

4.16Government Contracts. Company is not a party to any contract or agreement with any Governmental Authority, and the Pledged Receivables are not subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

4.17Governmental Regulation. Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Company is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. The Loans do not constitute an “ownership interest” as such term is defined under the Volcker Rule.

4.18Margin Stock. Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Company will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19Employee Benefit Plans.

(a)No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect

(b)The Company does not maintain or contribute to any Employee Benefit Plan.

(c)The assets of the Company do not constitute “plan assets” within the meaning of Section 3(42) of ERISA.

4.20Solvency; Fraudulent Conveyance. Company is and, upon the incurrence of any Credit Extension by Company on any date on which this representation and warranty is made, will be, Solvent.

Company is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. Company shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. Company has given fair consideration and reasonably equivalent value in exchange for the sale of the Receivables by Holdings under the Asset Purchase Agreement.

4.21Compliance with Statutes, etc
. Company is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except as would not reasonably be expected to result in a Material Adverse Effect.
4.22Matters Pertaining to Related Agreements.

(a)Delivery. Company has delivered, or caused to be delivered, to each Agent and each Lender complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)The Asset Purchase Agreement creates a valid transfer and assignment to Company of all right, title and interest of Holdings in and to all Pledged Receivables and all Related Security conveyed to Company thereunder and Company has a First Priority perfected security interest therein. Company has given reasonably equivalent value to Holdings in consideration for the transfer to Company by Holdings of the Pledged Receivables and Related Security pursuant to the Asset Purchase Agreement.

(c)Each Receivables Program Agreement is valid, in full force and effect, and enforceable against the parties thereto at the time at which any Receivable conveyed to Holdings thereunder was originated and creates a valid transfer and assignment to Holdings of all right, title and interest of the Receivables Account Bank in and to all Receivables and Related Security conveyed or purported to be conveyed to Holdings thereunder. Holdings has given reasonably equivalent value to the Receivables Account Bank in consideration for the transfer to Holdings by the Receivables Account Bank of the Receivables and Related Security pursuant to the applicable Receivables Program Agreement.

4.23Disclosure. No documents, certificates, written statements or other written information furnished to Lenders or the Administrative Agent by or on behalf of Holdings or Company for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or taken as a whole, omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary to make the statements contained therein not misleading in light of the circumstances in which the same were made, provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by Lenders and the Administrative Agent that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

4.24Patriot Act. If applicable, Company and Holdings are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time to time hereafter, and any successor statute.

4.25Remittance of Collections
. Company represents and warrants that each remittance of Collections by it hereunder to any Agent or any Lender hereunder will have been (a) in payment of a debt incurred by Company in the ordinary course of business or financial affairs of Company and (b) made in the ordinary course of business or financial affairs.
4.26Tax Status

(a)Company is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 of a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

(b)Company is not an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

SECTION 5.    AFFIRMATIVE COVENANTS

Company covenants and agrees that until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 5.
5.1    Financial Statements and Other Reports. Unless otherwise provided below, Company or its designee will deliver to each Agent and each Lender:

(a)    Quarterly Financial Statements. Promptly after becoming available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, the consolidated balance sheet of Holdings as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;
(b)    Annual Financial Statements. Promptly after becoming available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Holdings as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); and (iii) the balance sheets of Company as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto;
(c)    Compliance Certificates. Together with each delivery of financial statements of Holdings pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;
(d)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of (i) Holdings and (ii) Company delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent (acting with the consent of, or at the direction of, the Requisite Lenders);
(e)    Public Reporting. The obligations in Sections 5.1(a) and (b) may be satisfied by furnishing, at the option of Holdings, the applicable financial statements as described above or an Annual Report on Form 10-K or Quarterly Report on Form 10-Q for Holdings for any Fiscal Year, as filed with the U.S. Securities and Exchange Commission.
(f)    Collateral Reporting.
(i)    On each Monthly Reporting Date, with each Funding Notice, and at such other times as any Agent or Lender shall request in its Permitted Discretion, a Borrowing Base Certificate (calculated as of the close of business of the previous Monthly Period or as of a date no later than three (3) Business Days prior to such request), together with a reconciliation to the most recently delivered Borrowing Base Certificate and Borrowing Base Report, in form and substance reasonably satisfactory to Administrative Agent, and which includes the data to support the calculations for such Borrowing Base Certificate and Borrowing Base Report. Each Borrowing Base Certificate delivered to Administrative Agent and Paying Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein. The execution and delivery of a Borrowing Base Certificate (other than any Original Borrowing Base Certificate if a Replacement Borrowing Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii)) shall in each instance constitute a representation and warranty by Company to Administrative Agent and Paying Agent that each Receivable included therein as an “Eligible Receivable” (other than any Receivable repurchased by Holdings in accordance with the Asset Purchase Agreement) is, in fact, an Eligible Receivable as of the date thereof. For avoidance of doubt, and without derogation of the Company’s obligations hereunder, in the event any request for a Loan, or a Borrowing Base Certificate or other information required by this Section 5.1(f) is delivered to Administrative Agent and Paying Agent by Company electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Company by an Authorized Officer and constitute a representation to Administrative Agent and Paying Agent as to the authenticity thereof. The Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Receivables or such other matters as are necessary to determine the Borrowing Base in accordance with this Agreement.
(ii)    On each Monthly Reporting Date, the Master Record, the Monthly Servicing Report and a data tape which includes the data to support the calculations in the Monthly Servicing Report to Administrative Agent and Paying Agent on the terms and conditions set forth in the Servicing Agreement.
(g)    Notice of Default. Promptly upon an Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes an Early Amortization Event, Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or Company or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Early Amortization Event, Event of Default, Default, event or condition, and what action Holdings or Company, as applicable, has taken, is taking and proposes to take with respect thereto;
(h)    Notice of Litigation. Promptly upon any Authorized Officer of Company obtaining knowledge of an Adverse Proceeding that is reasonably likely to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Company or Holdings to enable Lenders and their counsel to evaluate such matters;
(i)    ERISA. (i) Promptly upon any Authorized Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each affected Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any affected Employee Benefit Plan of Holdings or any of its Subsidiaries thereof, or, with respect to any affected Pension Plan or affected Multiemployer Plan, any of their respective ERISA Affiliates (with respect to an affected Multiemployer Plan, if that Holdings or the Subsidiary or ERISA Affiliate, as applicable, have rights to access such documents, reports or filings), as any Agent or Lender shall reasonably request;
(j)    Information Regarding Collateral. Prior written notice to Collateral Agent and Administrative Agent of any change (i) in Company’s corporate name, (ii) in Company’s identity, corporate structure or jurisdiction of organization, or (iii) in Company’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;
(k)    Other Information.
(i)    not later than Friday of each week (or if such day is not a Business Day, the immediately preceding Business Day) in which a Borrowing Base Report has not otherwise been delivered hereunder, a Borrowing Base Report;
(ii)    at least five (5) Business Days prior to the effectiveness of any amendment or modification to any Receivables Program Agreement, notice of such proposed amendment including a copy or description of the same;
(iii)    promptly after the effectiveness of any amendment or modification to any Receivables Program Agreement, a copy of the same if not previously provided; and
(iv)    such material information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or Lender, in each case, which relate to Company’s or Holdings’ financial or business condition or the Collateral.
5.2Existence. Except as otherwise permitted under Section 6.8, Company will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

5.3Payment of Taxes and Claims. Company will pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Company will not file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Credit Document.

5.4Insurance. Company shall cause Holdings to maintain or cause to be maintained, with financially sound and reputable insurers, (a) all insurance required to be maintained under the Servicing Agreement, (b) business interruption insurance reasonably satisfactory to Administrative Agent, and (c) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each Agent and Lender hereby agrees and acknowledges that the insurance maintained by Holdings on the Closing Date satisfies the requirements set forth in this Section 5.4.

5.5Inspections; Compliance Audits.

(a)    At any time during the existence of an Event of Default and otherwise not more than twice during any Fiscal Year, Company will, upon reasonable advance notice by the Administrative Agent (acting during the existence of an Event of Default at the direction of, or with the consent of, the Requisite Remedies Lenders), permit or cause to be permitted, as applicable, one or more authorized representatives designated by the Administrative Agent (acting during the existence of an Event of Default at the direction of, or with the consent of, the Requisite Remedies Lenders) to visit and inspect (a “Compliance Review”) during normal working hours any of the properties of Company or Holdings to (i) inspect, copy and take extracts from relevant financial and accounting records, and to discuss its affairs, finances and accounts with any Person, including, without limitation, employees of Company or Holdings and independent public accountants, and (ii) verify the compliance by Company or Holdings with the Credit Agreement, the other Credit Documents and/or the Underwriting Policies, as applicable. Other than during the existence of an Event of Default, Company shall (i) only be obligated to reimburse the Administrative Agent and/or the Lenders for one such inspection during any Fiscal Year, and (ii) not be obligated to pay more than $75,000 in the aggregate during any Fiscal Year in connection with any such Compliance Review. In connection with any such Compliance Review, Company will permit any authorized representatives designated by the Administrative Agent (acting during the existence of an Event of Default at the direction of, or with the consent of, the Requisite Remedies Lenders) to review Company’s form of Receivable Agreements, Underwriting Policies, information processes and controls, and compliance practices and procedures (“Materials”). Such authorized representatives may make written recommendations regarding Company’s compliance with applicable Requirements of Law, and Company shall consult in good faith with the Administrative Agent regarding such recommendations. The Administrative Agent agrees to use a single independent certified public accountant or other third-party provider in connection with any single Compliance Review pursuant to this Section 5.5.
(b)    If the Administrative Agent engages any independent certified public accountants or other third-party provider to prepare any report in connection with the Compliance Review, the Administrative Agent shall make such report available to any Lender, upon request, provided, that delivery of any such report may be conditioned on prior receipt by such independent certified public accountants or other third party provider of the acknowledgements and agreements that such independent certified public accountants or third party provider customarily requires of recipients of reports of that kind.
(c)    In connection with a Compliance Review, the Administrative Agent or its designee may contact a Receivables Obligor as reasonably necessary to perform such inspection or Compliance Review, as the case may be, provided, however, such contact shall be made in the name of, and in cooperation with, Holdings and Company.
5.6Compliance with Laws. Company shall, and shall cause Holdings to, comply with the Requirements of Law, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.7Separateness. The Company shall at all times comply with the separateness covenants set forth in the Company’s Limited Liability Company Agreement.

5.8Further Assurances. At any time or from time to time upon the request of any Agent or Lender, Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or Lender may reasonably request to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 9.20. In furtherance and not in limitation of the foregoing, Company shall take such actions as the Administrative Agent or the Requisite Remedies Lenders may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Company.

5.9Communication with Accountants.

(a)At any time during the existence of an Event of Default, Company authorizes Administrative Agent to communicate directly with Company’s independent certified public accountants and authorizes and shall instruct such accountants to communicate directly with Administrative Agent and authorizes such accountants to (and, upon Administrative Agent’s request therefor (at the request of any Agent), shall request that such accountants) communicate to Administrative Agent information relating to Company with respect to the business, results of operations and financial condition of Company (including the delivery of audit drafts and letters to management), provided that advance notice of such communication is given to Company, and Company is given a reasonable opportunity to cause an officer to be present during any such communication.

(b)If the independent certified public accountants report delivered in connection with Section 5.1(b) is qualified, then the Company authorizes the Administrative Agent to communicate directly with the Company’s independent certified public accountants with respect to such qualification, provided that advance notice of such communication is given to the Company, and the Company is given a reasonable opportunity to cause an officer to be present during any such communication.

(c)The failure of the Company to be present during any communication permitted under Section 5.9(a) and/or Section 5.9(b) after the Company has been given a reasonable opportunity to cause an officer to be present shall in no way impair the rights of the Administrative Agent under Section 5.9(a) and/or Section 5.9(b).

5.10Acquisition of Receivables from Holdings. With respect to each Pledged Receivable, Company shall (a) acquire such Receivable pursuant to and in accordance with the terms of the Asset Purchase Agreement, (b) take all actions necessary to perfect, protect and more fully evidence Company’s ownership of such Receivable, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate, and (c) take all additional action that the Administrative Agent or the Requisite Remedies Lenders may reasonably request to perfect, protect and more fully evidence the respective interests of Company, the Agents, and the Lenders.

SECTION 6.    NEGATIVE COVENANTS

Company covenants and agrees that, until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 6.
6.1Indebtedness. Company shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.

6.2Liens. Company shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document.

6.3Equitable Lien. If Company shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens created under the Credit Documents, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders or Requisite Remedies Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4No Further Negative Pledges. Except pursuant to the Credit Documents Company shall not enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5Restricted Junior Payments. Company shall not through any manner or means or through any other Person, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, Restricted Junior Payments may be made by Company from time to time with respect to any amounts distributed to Company (i) in accordance with Section 2.11(a)(xv) or (ii) during the Early Amortization Period, in accordance with Section 2.11(b)(xi) only. Notwithstanding anything herein to the contrary, (i) on any Credit Date with respect to a Credit Extension, and (ii) on any date the Loans are repaid hereunder as described in the last sentence of Section 2.1(b) when the Early Amortization Period is not in effect and there is no Borrowing Base Deficiency, Company may without further action on the part of Company distribute the proceeds of such Credit Extension, or such amounts that have been released from the Reserve Account, as applicable, to Holdings so long as no Borrowing Base Deficiency has occurred or would result therefrom (each, a “Borrower Distribution”).

6.6Subsidiaries. Company shall not form, create, organize, incorporate or otherwise have any Subsidiaries.

6.7Investments. Company shall not, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Investments in Cash, Permitted Investments and Receivables (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor), and Permitted Investments in the Collection Account.

6.8Fundamental Changes; Disposition of Assets; Acquisitions. Company shall not enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired other than in connection with Permitted Asset Sales (provided with respect to any Permitted Asset Sale described in clause (b) or (c) of the definition thereof, no Early Amortization Event, Default or Event of Default has occurred and is continuing and no Early Amortization Event, Default or Event of Default would result after giving effect to such sale, or acquire by purchase or otherwise (other than acquisitions of Eligible Receivables, or Permitted Investments in the Collection Account (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor)) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person.

6.9Sales and Lease‑Backs. Company shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Company (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company to any Person in connection with such lease.

6.10Transactions with Shareholders and Affiliates. Company shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder other than the transactions contemplated or permitted by the Credit Documents and the Related Agreements.

6.11Conduct of Business. From and after the Closing Date, Company shall not engage in any business other than the businesses engaged in by Company on the Closing Date.

6.12Fiscal Year. Company shall not change its Fiscal Year‑end from December 31st.

6.13Servicer; Backup Servicer; Custodian. Company shall use its commercially reasonable efforts to cause Servicer, the Backup Servicer and the Custodian respectively, to comply at all times with the applicable terms of the Servicing Agreement, the Backup Servicing Agreement and the Custodial Agreement respectively. The Company may not (i) terminate, remove, replace Servicer, Backup Servicer or the Custodian or (ii) subcontract out any portion of the servicing or permit third party servicing other than the Backup Servicer, except, in each case, as expressly set forth in the applicable Credit Document and subject to satisfaction of the related requirements therein. The Administrative Agent may not terminate, remove, or replace Servicer, Backup Servicer or the Custodian except as expressly set forth in the applicable Credit Document and subject to satisfaction of the related requirements therein.

6.14Acquisitions of Receivables. Company may not acquire Receivables from any Person other than Holdings pursuant to the Asset Purchase Agreement.

6.15Independent Manager. Company shall not fail at any time to have at least one independent manager (an “Independent Manager”) who:

(a)is provided by a nationally recognized provider of independent directors;

(b)is not and has not been employed by Company or Holdings or any of their respective Subsidiaries or Affiliates as an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager, provided that this paragraph (b) shall not apply to any person who serves as an independent director or an independent manager for any Affiliate of any of Company or Holdings;

(c)is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a customer or creditor of, or supplier to, Company or Holdings or any of their respective Affiliates who derives any of its purchases or revenue from its activities with Company or Holdings or any of their respective Affiliates thereof (other than a de minimis amount);

(d)is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a person who controls or is under common control with any Person described by clause (b) or (c) above;

(e)does not have, and has not had within the five years immediately prior to such individual’s appointment as an Independent Manager, a personal services contract with Company or Holdings or any of their respective Subsidiaries or Affiliates, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his or her gross revenues during the preceding calendar year;

(f)is not affiliated with a tax-exempt entity that receives, or has received within the five years prior to such appointment as an Independent Manager, contributions from Company or Holdings or any of their respective Subsidiaries or Affiliates, in excess of the lesser of (i) 3% of the consolidated gross revenues of Holdings and its Subsidiaries during such fiscal year and (ii) 5% of the contributions received by the tax-exempt entity during such fiscal year;

(g)is not and has not been a shareholder (or other equity owner) of any of Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager;

(h)is not a member of the immediate family of any Person described by clause (b) through (g) above;

(i)is not, and was not within the five years prior to such appointment as an Independent Manager, a financial institution to which Company or Holdings or any of their respective Subsidiaries or Affiliates owes outstanding Indebtedness for borrowed money in a sum exceeding more than 5% of Holdings’ total consolidated assets;

(j)has prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and

(k)has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

Upon Company learning of the death or incapacity of an Independent Manager, Company shall have ten (10) Business Days following such death or incapacity to appoint a replacement Independent Manager. Any replacement of an Independent Manager will be permitted only upon (a) two (2) Business Days’ prior written notice to each Agent and Lender, (b) Company’s certification that any replacement manager will satisfy the criteria set forth in clauses (a)-(k) of this Section 6.15 and (c) the Administrative Agent’ written consent to the appointment of such replacement manager. For the avoidance of doubt, other than in the event of the death or incapacity of an Independent Manager, Company shall at all times have an Independent Manager and may not terminate any Independent Manager without the prior written consent of the Administrative Agent, which consent the Administrative Agent may withhold in its sole discretion.
6.16Organizational Agreements and Credit Documents. Except as otherwise expressly permitted by other provisions of this Agreement or any other Credit Document, Company shall not (a) amend, restate, supplement or modify, or permit any amendment, restatement, supplement or modification to, its Organizational Documents, without obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or modification, as the case may be; (b) agree to any termination, amendment, restatement, supplement or other modification to, or waiver of, or permit any termination, amendment, restatement, supplement or other modification to, or waivers of, any of the provisions of any Credit Document without the prior written consent of the Requisite Lenders; or (c) amend, restate, supplement or modify in any material respect, or permit any amendments, restatements, supplements or modifications in any material respect, to any Receivables Program Agreement in a manner that would reasonably be expected to be materially adverse to the Lenders or to have a Material Adverse Effect.

6.17Changes in Underwriting or Other Policies. Company shall provide the Administrative Agent with prior written notice of any change or modification to the Underwriting Policies that would reasonably be expected to be adverse to the Lenders (and the Administrative Agent shall use commercially reasonably efforts to provide a copy of such notice to the Lenders on the same Business Day of its receipt thereof). Without the prior consent of the Administrative Agent (acting at the direction of or with the consent of the Requisite Lenders), such consent not to be unreasonably withheld, conditioned or delayed (with any such consent being deemed to be automatically granted by the Administrative Agent on the tenth (10th) Business Day after the Administrative Agent receives notice of the applicable change unless the Administrative Agent shall have notified the Company in writing that the requested consent is not being provided and its rationale therefor), the Company shall not agree to, and shall cause Holdings not to, (a) make any change to the forms of Receivable Agreements attached to the Undertakings Agreement used in connection with the origination of Receivables that, in any such case, would reasonably be expected to be adverse to the Lenders, or (b) make any change to the Underwriting Policies, in each case, that would reasonably be expected to be adverse to the Lenders (provided, that any change to the Underwriting Policies which has the effect of modifying the Eligibility Criteria in a manner which changes the calculation of the Borrowing Base shall be deemed to be adverse to the Lenders for purposes of this Section 6.17).

6.18Receivable Program Agreements. The Company shall enforce the rights and remedies afforded to it against the Receivables Account Bank under the Receivables Program Agreements, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.19Certain Fees. The Company and Holdings shall not agree to any increase in any costs or fees payable to the Backup Servicer, the Paying Agent, the Securities Intermediary, or the Custodian pursuant to Section 2.11, without the consent of the Administrative Agent (acting at the direction of or with the consent of the Requisite Lenders).

6.20Tax Status.

(a)Company shall at all relevant times be a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 of a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
(b)Company shall not at any relevant time be an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

SECTION 7.    EVENTS OF DEFAULT

7.1Events of Default. If any one or more of the following conditions or events shall occur.

(a)Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by Company to pay (i) when due, the principal on any Loan whether at stated maturity, by acceleration or otherwise; (ii) within three (3) Business Days after its due date, any interest on any Loan or any fee due hereunder or under the Pricing Letter; (iii) within five (5) Business Days after its due date, any other amount due hereunder or under the Pricing Letter; or (iv) the amounts required to be paid pursuant to Section 2.7 on or before the Maturity Date; or

(b)Default in Other Agreements.

(i)    Failure of Company to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by Company with respect to any other material term of (1) one or more items of Indebtedness referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefore, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;
(ii)    Breach or default by Holdings or any Domestic Subsidiary of Holdings (other than Company) with respect to any other material term of (1) one or more items of Indebtedness for borrowed money (other than SPV Indebtedness) with a principal amount in excess of $1,000,000, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness for borrowed money (other than SPV Indebtedness), in each case beyond the grace period, if any, provided therefor, and such failure, breach or default, as described in clauses (1) and (2), results, in any such case, in the acceleration of amounts owed thereunder, provided that any resulting acceleration caused by such failure, breach or default, as the case may be, shall constitute an Event of Default hereunder only after the Administrative Agent or the Requisite Remedies Lenders shall have provided written notice to Company that the resulting acceleration caused by such failure, breach or default, as the case may be, constitutes an Event of Default hereunder; or
(c)Breach of Certain Covenants. (i) Failure of Company to perform or comply with any term or condition contained in Section 2.3, Section 2.10, Section 5.1(j), Section 5.2, Section 5.7 or Section 6, or failure to distribute Collections in accordance with Section 2.11, or (ii) Failure of Holdings to perform or comply with any term or condition contained in Section 6 of the Undertakings Agreement; or

(d)Breach of Representations, etc. Any representation or warranty, certification or other statement made or deemed made by Company or Holdings (or Holdings as Servicer) in any Credit Document or in any statement or certificate at any time given by Company or Holdings (or Holdings as Servicer) in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect, other than any representation, warranty, certification or other statement which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other statement shall be true and correct in all respects, in each case, as of the date made or deemed made and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company of notice from any Agent or Lender of such default; or

(e)Other Defaults Under Credit Documents. Company or Holdings shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents other than any such term referred to in Appendix E or in any other Section of this Section 7.1 and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company or Holdings of notice from Administrative Agent or any Lender of such default; or

(f)Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or Holdings in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or Holdings under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or Holdings, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or Holdings for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or Holdings, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or Holdings shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or Company or Holdings shall make any assignment for the benefit of creditors; or (ii) Company or Holdings shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or Holdings (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or

(h)Judgments and Attachments.

i.Any money judgment, writ or warrant of attachment or similar process (if not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

ii.Any money judgment, writ or warrant of attachment or similar process involving (A) in any individual case an amount in excess of $2,000,000 or (B) in the aggregate at any time an amount in excess of $5,000,000 (in either case if not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings (or Holdings as Servicer) or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

iii.Any tax lien or lien of the PBGC shall be entered or filed against Company or Holdings (involving, with respect to Holdings only, an amount in excess of $1,000,000) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) days;

(i)Dissolution. Any order, judgment or decree shall be entered against Company or Holdings decreeing the dissolution or split up of Company or Holdings, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect during the term hereof or result in a Lien being imposed on the Collateral; (ii) Company shall establish or contribute to any Employee Benefit Plan; or (iii) the assets of the Company constitute “plan assets” within the meaning of Section 3(42) of ERISA; or

(k)Collateral Documents and other Credit Documents. Company or Holdings shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(l)Borrowing Base Deficiency; Repurchase Failure. (i) Failure by Company to cure any Borrowing Base Deficiency as required by Section 2.9, or (ii) failure of Holdings to repurchase any Receivable as and when required under the Asset Purchase Agreement; or

(m)Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than in accordance with its terms) or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof); or (ii) any of the Credit Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document

(other than contingent indemnification obligations for which demand has not been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or a party thereto as the case may be, or Holdings shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or

(n)Investment Company Act. Holdings or Company become subject to any federal or state statute or regulation which renders all or any portion of the Obligations unenforceable, or Company becomes a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940; or

(o)Servicing Agreement. A Servicer Default shall have occurred and be continuing and the Administrative Agent shall have delivered written notice thereof to the Servicer, and provided that the Administrative Agent shall have used commercially reasonable efforts to timely engage a replacement servicer following the date of delivery of such notice of Servicer Default, within forty-five (45) days of the date of delivery of such notice of Servicer Default no replacement servicing agreement with a replacement servicer shall be effective; or
THEN, upon the occurrence of any Event of Default, the Administrative Agent may, with the consent of the Requisite Remedies Lenders, and shall at the written direction of the Requisite Remedies Lenders (any such direction being subject to the terms of Section 12.1 hereof), take any of the following actions: (w) upon notice to the Company, terminate the Commitments, if any, of each Lender having such Commitments, (x) upon notice to the Company, declare the unpaid principal amount of and accrued interest on the Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company; (y) cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (z) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Credit Documents; provided that upon the occurrence of any Event of Default described in Section 7.1(f), 7.1(g) or 7.1(i), the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, and  the Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.
SECTION 8.    AGENTS

8.1Appointment of Agents. Each Lender hereby authorizes Ares Agent Services, L.P. to act as Administrative Agent to the Lenders hereunder and under the other Credit Documents and each Lender hereby authorizes Ares Agent Services, L.P., in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Lender also hereby authorizes Ares Agent Services, L.P. to act as the Collateral Agent on its behalf under the Credit Documents and authorizes Wells Fargo Bank, N.A. to act as the Paying Agent on its behalf under the Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and neither Company nor Holdings shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

8.2Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each such Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No such Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3General Immunity.

(a)No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Company or Holdings to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or Holdings or any other Person liable for the payment of any Obligations or any other amount due hereunder or any other Credit Document, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, neither the Paying Agent nor the Administrative Agent shall have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)Exculpatory Provisions Relating to Agents. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except if caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Administrative Agent, the Requisite Remedies Lenders or the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from the Administrative Agent, the Requisite Remedies Lenders or Requisite Lenders, as applicable (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each such Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Administrative Agent, the Requisite Remedies Lenders or Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5). For the avoidance of doubt, the Paying Agent shall take direction hereunder only in accordance with the written direction of the Administrative Agent (and not at the direction of any Lender or the Requisite Lenders).

8.4Agents Entitled to Act as Lender. Any agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5Lenders’ Representations, Warranties and Acknowledgment.

(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and Company in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and Company. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c)Each Lender represents and warrants that it is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940 and the rules and regulations thereunder and applicable regulatory interpretations thereof.

8.6Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Company or Holdings, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. In addition, without limiting the foregoing, if any Lender or group of Lenders directs the Administrative Agent to take any action (including any direction pursuant to Section 7 or Section 12 hereof) or refraining from any actions, such Lender (or group of Lenders) in proportion to its pro rata share of the aggregate outstanding principal amount of Loans of all such directing Lenders (or if no Loans are outstanding, the Commitments of all such directing Lenders), severally agrees to indemnify each Indemnitee Agent Party to the extent that such Indemnitee Agent Party shall not have been reimbursed by the Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in taking any actions (or refraining from any action) at the direction of such Lender (or group of Lender), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7Successor Administrative Agent and Collateral Agent.

(a)Administrative Agent.

(i)    Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Company and the Lenders. Upon any such notice of resignation, the Requisite Remedies Lenders shall have the right, upon five (5) Business Days’ notice to Company and each other Lender, to appoint a successor Administrative Agent with the consent of (i) a majority of the Class B Lenders (calculated by excluding the Class B Exposures of all Lenders that are the same entity as the resigning Administrative Agent or Affiliates of the resigning Administrative Agent), and (ii) so long as no Default or Event of Default has occurred and is continuing, the Company, which consents shall not be unreasonably withheld or delayed. If no successor agent is appointed by the Requisite Remedies Lenders within thirty (30) days after the Administrative Agent gives written notice of resignation pursuant to the first sentence of this Section 8.7(a)(i), the resigning Administrative Agent may appoint a successor Administrative Agent in its discretion, subject to (i) so long as no Default or Event of Default has occurred and is continuing, the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the consent of the Requisite Remedies Lenders, which consent shall not be unreasonably withheld, conditioned, or delayed. If no successor agent is appointed by the Requisite Remedies Lenders within thirty (30) days after the Administrative Agent gives written notice of resignation pursuant to the first sentence of this Section 8.7(a)(i), the Administrative Agent may petition a court of competent jurisdiction to appoint a successor “Administrative Agent”. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. If an Agent Resignation Event has occurred and is continuing with respect to the Administrative Agent, the Person then acting as Administrative Agent shall promptly resign from such capacities in accordance with this Section 8.7(a) following its receipt of a written direction from the Requisite Remedies Lenders to the effect that such Person then acting as Administrative Agent shall resign from such capacities.
(ii)    Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, but with prior written notice to, Company or the Lenders; provided that such Affiliate has the ability and capacity to perform professionally and competently the duties imposed on the Administrative Agent hereunder; and provided further that Company and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.
(b)Collateral Agent.

i.Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders, the Administrative Agent and Company. The Administrative Agent (acting at the direction of or with the consent of the Requisite Lenders (or, if an Event of Default has occurred and is continuing, the Requisite Remedies Lenders) may remove the Collateral Agent at any time by giving fifteen (15) days’ prior written notice thereof to Lenders, the Collateral Agent and Company. Upon any such notice of resignation or removal, the Requisite Remedies Lenders shall have the right, upon five (5) Business Days’ notice to Company and each other Lender, to appoint a successor Collateral Agent with the consent of (i) a majority of the Class B Lenders (calculated by excluding the Class B Exposures of all Class B Lenders that are the same entity as the resigning Collateral Agent or Affiliates of the resigning Collateral Agent), which consent shall not be unreasonably withheld or delayed, and (ii) so long as no

Default or Event of Default has occurred and is continuing, the Company, which consents shall not be unreasonably withheld or delayed. If no successor agent is appointed by the Requisite Remedies Lenders within thirty (30) days after the Collateral Agent gives written notice of termination pursuant to the first sentence of this Section 8.7(b)(i), the resigning Collateral Agent may appoint a successor Collateral Agent in its discretion, subject to, (i) so long as no Default or Event of Default has occurred and is continuing, the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed, and (ii) the consent of the Requisite Remedies Lenders, which consent shall not be unreasonably withheld, conditioned, or delayed. If no successor agent is appointed by the Requisite Remedies Lenders within thirty (30) days after the Collateral Agent gives written notice of resignation pursuant to the first sentence of this Section 8.7(b)(i), the Collateral Agent may petition a court of competent jurisdiction to appoint a successor “Collateral Agent”. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Collateral Agent and the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder. If an Agent Resignation Event has occurred and is continuing with respect to the Collateral Agent, the Person then acting as Collateral Agent shall promptly resign from such capacities in accordance with this Section 8.7(b) following its receipt of a written direction from the Requisite Remedies Lenders to the effect that such Person then acting as Collateral Agent shall resign from such capacities.

ii.Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to one of its Affiliates without the prior written consent of, but with prior written notice to, Company or the Lenders; provided that such Affiliate has the ability and capacity to perform professionally and competently the duties imposed on the Collateral Agent hereunder; and provided further that Company, the Administrative Agent and the Lenders may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Credit Documents.

For purposes of this Section 8.7, “Agent Resignation Event” means any of the following: (a) (i) a court of competent jurisdiction shall enter a decree or order for relief (other than a decree or order described in clause (ii)) in respect of the Collateral Agent or Administrative Agent in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against the Collateral Agent or Administrative Agent under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Collateral Agent or Administrative Agent shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Collateral Agent or Administrative Agent, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged, (b) the Collateral Agent or Administrative Agent shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any the Collateral Agent or Administrative Agent shall make any assignment for the benefit of creditors, (ii) the Collateral Agent or Administrative Agent shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Collateral Agent or Administrative Agent (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in clause (i) above; or (c) each of the following occur: (i) the Collateral Agent or Administrative Agent fails to comply with its express obligations as the Collateral Agent or Administrative Agent hereunder or any other Credit Document in any material respect, (ii) such failure materially and adversely affects any Lender and (iii) such failure remains un-remedied in any material respects more than thirty (30) days after the Collateral Agent’s or Administrative Agent’s receipt of written notice of such failure from a Lender or (d) any act by the Collateral Agent or Administrative Agent or any of their Affiliates in connection with the Credit Documents involving, as reasonably determined by the Requisite Remedies Lenders, fraud, bad faith, gross negligence, willful misconduct or criminal activity.
8.8Collateral Documents. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents. Subject to Section 9.4, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.4) have otherwise consented. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, the Agents and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

8.9Delivery of Reports. The Administrative Agent and the Collateral Agent shall use commercially reasonable efforts to provide to each Lender (i) copies of any Funding Notices and reports delivered by or on behalf of any Credit Party, the Servicer, the Paying Agent or the Controlled Account Banks to the Administrative Agent on the same business day of the Administrative Agent’s receipt thereof (and, in any event, shall provide within one Business Day of receipt) and (ii) any other written information provided to the Administrative Agent or the Collateral by or on behalf of any Credit Party, the Servicer, the Paying Agent or the Controlled Account Banks pursuant to any provision of any Credit Document within two (2) Business Days of the Administrative Agent’s receipt thereof; provided, that the Administrative Agent shall have no obligation to deliver to any Lender any such Funding Notices, report or other information if any Credit Party is required to deliver such Loan request, report or other information, as applicable, directly to the Lenders.

SECTION 9.    MISCELLANEOUS

9.1Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Company, Collateral Agent, Paying Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by email, telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent, provided, however, that Company may deliver, or cause to be delivered, the Borrowing Base Certificate, Borrowing Base Report, Funding Notices, Controlled Account Voluntary Payment Notices and any financial statements or reports (including any collateral performance tests) by electronic mail pursuant to procedures approved by the Administrative Agent until any Agent or Lender notifies Company that it can no longer receive such documents using electronic mail. Any Borrowing Base Certificate, Borrowing Base Report or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00 p.m. Eastern Standard time, such document shall be deemed to have been sent at the opening of business on the next Business Day.

9.2Expenses. Company agrees to pay promptly (a) (i) all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of counsel to the Administrative Agent and, solely to the extent set forth in Section 5.5, any third-party hired to review collateral or perform collateral procedures) of negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and (ii) reasonable and customary fees and expenses of counsel to the Lenders in connection with any consents, amendments, waivers or other modifications to the Credit Documents; (b) all the actual, documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel for all Lenders; (c) subject to the terms of this Agreement (including any limitations set forth in Section 5.5), all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers incurred by Administrative Agent; (d) subject to the terms of this Agreement, all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (e) subject in all cases to any express limitations set forth in any Credit Document, all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all documented, out-of-pocket costs and expenses, including reasonable attorneys’ fees, and costs of settlement, incurred by any Agent or any Secured Party in enforcing any Obligations of or in collecting any payments due from Company or Holdings hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3Indemnity.

(a)In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE excluding any amounts not otherwise payable by Company under Section 2.15(b)(iii); provided, Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee. To the extent the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)To the extent permitted by applicable law, no party hereto shall assert, and all parties hereto hereby waive, any claim against any other parties and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and all parties hereto hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4Amendments and Waivers.

(a)Requisite Lenders’ Consent. Subject to Sections 9.4(b) and 9.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Holdings therefrom, shall in any event be effective without the written concurrence of Company, Administrative Agent and the Requisite Lenders. In addition, no consent to any departure by any Agent from the Credit Documents shall be effective without the written concurrence of the Requisite Lenders.

(b)Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

i.extend the scheduled final maturity of any Loan or Loan Note;

ii.waive, reduce or postpone any scheduled repayment (but not prepayment);

iii.reduce the Interest Rate on any Loan (other than any waiver of any increase in the Interest Rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

iv.extend the time for payment of any such interest or fees;

v.reduce the principal amount of any Loan;

vi.amend the definition of “Borrowing Base” or (y) amend, modify, terminate or waive Section 2.11, Section 2.12 or Section 2.13 or any provision of this Section 9.4;

vii.amend the definition of “Requisite Remedies Lenders”, “Requisite Lenders”, “Requisite Class A Lenders,” “Requisite Class B Lenders,” “Class A Exposure,” “Class B Exposure,” “Pro Rata Share,” “Advance Rate,” “Availability,” “Class A Commitment”, “Determination Date Effective AR”, “Class B Commitment”, “Specified AR Percentage” or any definition used therein; provided, with the consent of Administrative Agent, Company and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

viii.release all or substantially all of the Collateral except as expressly provided in the Credit Documents; or
ix.consent to the assignment or transfer by any Credit Party of any of its respective rights and obligations under any Credit Document.

(c)Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Holdings therefrom, shall:

i.increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Early Amortization Event, Default or Event of Default shall constitute an increase in any Commitment of any Lender; or

ii.amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent. In the event of any amendment or waiver of this Agreement without the consent of the Paying Agent, the Company shall promptly deliver a copy of such amendment or waiver to the Paying Agent upon the execution thereof.

(d)Sections 10 and 12. Sections 10 and 12 of this Agreement may be amended, waived or otherwise modified in accordance with the terms thereof and any such amendment in accordance with the terms thereof shall be binding on each of the parties hereto.

(e)Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the Requisite Lenders or any Lender, execute amendments, modifications, waivers or consents on behalf of the Requisite Lenders or such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company or Holdings in any case shall entitle Company or Holdings to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 shall be binding upon the parties hereto and any successors and assigns thereof.

(f)Technical Amendments without Lender’s Consent. Notwithstanding anything to the contrary contained in this Section 9.4, if the Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent (as applicable, and in its respective capacity thereunder, the Administrative Agent or Collateral Agent) and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing either by the Requisite Class A Lenders or Requisite Class B Lenders within five (5) Business Days following receipt of notice thereof; provided that such notice will expressly state that no objection within five (5) Business Days will be deemed a consent.

9.5Successors and Assigns; Participations.

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by it without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. Company, the Paying Agent, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Registers as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Registers as provided in Section 9.5(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Registers as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Registers as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments) to any Person constituting an Eligible Assignee. Each such assignment pursuant to this Section 9.5(c) (other than an assignment to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and Loans.
(d)    Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(d).
(e)    Notice of Assignment. Upon the Administrative Agent’s receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent, shall (i) record the information contained in such notice in the Class A Register or the Class B Register, as applicable, (ii) give prompt notice thereof to Company and the Paying Agent, and (iii) maintain a copy of such Assignment Agreement.
(f)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commit-ments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.5, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(g)    Effect of Assignment. Subject to the terms and conditions of this Section 9.5, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.7) and be released from its obligations hereunder (and, in the case of an Assignment Agreement) covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Loan Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(h)    Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates or a Direct Competitor) that is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940 and the rules and regulations thereunder and applicable regulatory interpretations thereof in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Loan Note in which such participant is participating or reinstate any terminated Commitment with respect to such Loan, or reduce the rate or extend the time of payment of interest, fees or premiums thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Early Amortization Event, Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement, (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating, (iv) amend or modify the priority of payments or the pro rata treatment of payments in connection with the application of any amounts due in respect of any Loan Note in which such participant is participating, (v) increase any fees payable to the Administrative Agent hereunder or materially increase any fees payable to the Lenders, the Paying Agent or the Custodian, (vi) change, in any manner adverse to such participant, Section 6.5, the definition of “Change of Control,” “Servicer Defaults,” or “Restricted Junior Payments,” the definition, characteristics or eligibility exclusions of any elements of the Borrowing Base, or the Underwriting Policies. Company agrees that each participant shall be entitled to the benefits of Sections 2.14 or 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) such participant agrees to be subject to the provisions of Sections 2.16 and 2.18 as if it were an assignee under clause (c) of this Section and (ii) a participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Company (through a Designated Officer) is notified of the participation at the time it is sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.15 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender, provided such participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells such a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in such participation and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person other than Company (through a Designated Officer), including the identity of any participant or any information relating to a participant’s interest or obligations under any Credit Document, except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Paying Agent (in its capacity as Paying Agent) shall have no responsibility for maintaining a Participant Register. The Participant Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice. Company shall not disclose the identity of any participant of any Lender or any information relating to such participant’s interest or obligation to any Person, provided that Company may make (1) disclosures of such information to Affiliates of such Lender and to their agents and advisors provided that such Persons are informed of the confidential nature of the information and will be instructed to keep such information confidential, and (2) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, Company shall make reasonable efforts to notify the applicable Lender of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Company by such Governmental

Authority) for disclosure of any such non-public information prior to disclosure of such information.
(i)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.5 any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
9.6Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Early Amortization Event, Default or an Event of Default if such action is taken or condition exists.

9.7Survival of Representations, Warranties and Agreements. This Agreement and all representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension and shall continue in full force and effect until the Termination Date. Notwithstanding anything herein or implied by law to the contrary, the agreements of Company set forth in Sections 2.14, 2.15, 9.2, 9.3 and 9.9, the agreements of Lenders set forth in Sections 2.13 and 8.6, and the agreement of each Agent and Lenders set forth in Section 9.16 shall survive the payment of the Loans and the termination or assignment of this Agreement, or the resignation or removal of any party.

9.8No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.9Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.10Severability. In case any provision in or obligation hereunder or any Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.11Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Administrative Agent, the Requisite Remedies Lenders or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Administrative Agent, the Requisite Remedies Lenders or Requisite Lenders (as applicable).

9.12Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.13APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.14CONSENT TO JURISDICTION.

(a)ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT APPOINTED BY IT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1 OR ON HOLDINGS, WHICH COMPANY HEREBY APPOINTS AS ITS AGENT FOR SERVICE OF PROCESS HEREUNDER. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT HOLDINGS SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, COMPANY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.14 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

9.15WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.16Confidentiality. Each Agent and Lender shall hold all non-public information regarding Holdings and its Affiliates and their businesses obtained by such Lender or Agent confidential and shall not disclose information of such nature, and shall use such information only for purposes of participation, administration, enforcement or evaluation of the transactions contemplation herein (the “Permitted Use”), it being understood and agreed by Company that, in any event, a Lender or Agent may make (a) disclosures of such information reasonably required to Affiliates of such Lender or Agent and to their agents, auditors, attorneys, or advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.16) provided that such Persons are informed of the confidential nature of the information, agree to keep, or with respect to the Paying Agent will be instructed to keep, such information confidential and agree to use such information only for the Permitted Use, provided, further that no disclosure shall be made to any Person that is a Direct Competitor or, with respect to the Paying Agent only, any Person that the Paying Agent has actual knowledge is a Direct Competitor, (b) disclosures of such information reasonably required to any bona fide or potential assignee, transferee or participant in connection with a contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein and any existing equity holder in any Lender, and solely with respect to Dashboard Information, (i) a bona fide potential equity holder in any Lender or bona fide prospective Lender, which, in each case is an Affiliate of the Administrative Agent, and (ii) a bona fide prospective Lender, which, in each case is an Affiliate of Liberty Mutual Insurance Company, provided that in each case such Persons are informed of the confidential nature of the information and agree to keep such information confidential and to use such information only for the Permitted Use pursuant to a non-disclosure agreement that identifies Holdings as an express third-party beneficiary thereunder and provided further that none of Agent, any Lender, or any other Person shall disclose any historical loan level information received from Holdings prior to the Closing Date without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned, (c) disclosure to any rating agency when reasonably required by it or in connection with obtaining a rating on any of the Loans, maintaining such rating and surveillance associated with such rating, provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Paying Agent will be instructed to keep, such information confidential, (d) disclosures required by any applicable statute, law, rule or regulation or requested by any Governmental Authority or representative thereof or by any regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, each Lender or Agent shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender or Agent by such Governmental Authority) for disclosure of any such non-

public information prior to disclosure of such information, and (e) any other disclosure authorized by the Company in writing in advance. Notwithstanding the foregoing, (i) the foregoing shall not be construed to prohibit the disclosure of any information that is or becomes publicly known or information obtained by a Lender or Agent from sources other than the Company other than as a result of a disclosure by an Agent or Lender in violation of this Section 9.16, and (ii) on or after the Closing Date, the Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements generally describing this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Company or Holdings) (collectively, “Trade Announcements”). Company shall not issue, and shall cause Holdings not to issue, any Trade Announcement using the name of any Agent or Lender, or their respective Affiliates or referring to this Agreement or the other Credit Documents, or the transactions contemplated thereunder except (x) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (y) with the prior approval of Administrative Agent and any Lender or Affiliate thereof named therein.

9.17Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then if permitted by law, Company shall pay to Administrative Agent for further distribution to the applicable Lenders an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, if permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

9.18Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

9.19Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.20Patriot Act. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the parties hereto that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company and any other applicable party, which information includes the name and address of such person and other information that will allow such Lender or Agent, as applicable, to identify such Person in accordance with the Act.

SECTION 10.    CLASS B BUY-OUT OPTION

10.1Option to Purchase. The parties hereto agree that at any time an Event of Default or an Early Amortization Event has occurred and is continuing (but subject to the proviso below in the case of any outstanding

Event of Default) any Class B Lender shall have the right, but not the obligation, to purchase from the Class A Lenders all (but not less than all) of the right, title and interest of the Class A Lenders in and to the Class A Obligations and the Class A Commitments by giving a written notice (a “Committed Class B Buy-Out Notice”) to the Class A Lenders to the effect that such Class B Lender (or Class B Lenders) intend to purchase from the Class A Lenders within ten (10) Business Days of such Committed Class B Buy-Out Notice (or such other period agreed to by the Administrative Agent and the Requisite Lenders) all (but not less than all) of the right, title and interest of the Class A Lenders in and to the Class A Obligations and the Class A Commitments at the Buy-Out Purchase Price (as defined below); provided, however, that if an Event of Default has occurred and is continuing any Committed Class B Buy-Out Notice must be delivered to the Class A Lenders no later than ten (10) Business Days after the Class A Remedies Instruction Date (as defined in Section 12.1) (or such other period agreed to by the Administrative Agent and the Requisite Lenders). Each Class B Lender that delivers a Committed Class B Buy-Out Notice is referred to herein as an “Electing Class B Lender”. In the event all Class B Lenders are Electing Class B Lenders, each such Electing Class B Lender shall be entitled to purchase an amount of the Class A Obligations and the Class A Commitments equal to the product of (A) the aggregate amount of all outstanding Class A Obligations and the Class A Commitments and (B) such Electing Class B Lender’s Pro Rata Share. In the event less than all Class B Lenders are Electing Class B Lenders, the Electing Class B Lenders shall be entitled to purchase the Class A Obligations in accordance with the proportion of the Class B Exposure held by each Electing Class B Lender bears to the Class B Exposures of all Electing Class B Lenders (or such other allocation as is agreed by all Electing Class B Lenders).

10.2Option Price. Upon the receipt by the Administrative Agent of a Committed Class B Buy-Out Notice, each Electing Class B Lender irrevocably shall be committed, severally, to acquire within ten (10) Business Days of the date of the Committed Class B Buy-Out Notice (or such other period agreed to by the Administrative Agent and the Requisite Lenders) from the Class A Lenders all (but not less than all) of the right, title and interest of the Class A Lenders in and to the Class A Obligations by paying to the Class A Lenders in cash a purchase price (the “Buy-Out Purchase Price”) equal to the sum of:

(a)100% of the aggregate outstanding balance of all of the Class A Loans, including principal and accrued and unpaid Class A Interest Amounts related thereto (excluding any portion of the Class A Interest Amount attributable to any increase in the Class A Adjusted Rate due to the occurrence of an Event of Default or a Servicer Default);

(b)any unpaid fees in respect of the Class A Commitments, to the extent earned or due and payable in accordance with the Credit Documents; and

(c)without duplication, the aggregate amount of any other Class A Obligations then due and payable.

10.3Assignment Agreement. In connection with any such purchase and sale of all of the Class A Lenders’ right, title and interest in and to the Class A Obligations and the Class A Commitments on the effective date thereof, each Class A Lender and Electing Class B Lender shall execute and deliver an Assignment Agreement (a copy of which shall be substantially contemporaneously delivered to the Company), pursuant to which each Class A Lender shall assign to each Electing Class B Lender a portion of such Class A Lender’s Obligation and Commitment in an amount calculated as provided in Section 10.1.

10.4Assigning to Affiliates and Approved Funds. Anything in this Agreement to the contrary notwithstanding, each party hereto agrees that each Electing Class B Lender may assign and delegate to any one or more of its Affiliates or Approved Funds any of the rights and obligations acquired by such Electing Class B Lender as a result of its exercise of its rights pursuant to this Section 10.

10.5Amendments, Waivers and Modifications of Section 10. Provided any such amendment, waiver or modification shall not adversely affect the Company in any way (including, without limitation, either by purporting to restrict, limit or impair its rights, or increase any of its obligations, under this Agreement or any other Credit Document), this Section 10 may be amended, waived or otherwise modified by the Administrative Agent and the

Requisite Lenders (other than any Defaulting Lender) without the consent of the Company or any Defaulting Lender (provided prompt written notice shall be provided to the Company of any such amendment, waiver or other modification).

SECTION 11.    RESERVED

SECTION 12.    ADDITIONAL PROVISIONS RELATED TO REMEDIES.

12.1Additional Provisions Related to Remedies. Upon the occurrence and during the continuance of any Event of Default, the Requisite  Class A Lenders in their capacity as the Requisite Remedies Lenders shall have the exclusive right to direct the Administrative Agent in writing to take one or more Exercise of Remedies until the Class A Loans are repaid in full (and thereafter the Requisite Class B Lenders in their capacity as the Requisite Remedies Lenders shall have such right to direct the Administrative Agent) and the Administrative Agent shall commence and diligently pursue in good faith any and all Exercise of Remedies as directed in writing by the Requisite  Class A Lenders as the Requisite  Remedies Lenders; provided, however, that, notwithstanding the foregoing, unless an Exigent Circumstance exists, the Administrative Agent’s obligation to commence and pursue an Exercise of Remedies as directed in writing by the Requisite  Class A Lenders as the Requisite  Remedies Lenders shall be suspended during the period (the “Class A Standstill Period”) beginning on the first date on which the Administrative Agent receives written instructions for an Exercise of Remedies from the Requisite Class A Lenders as the Requisite  Remedies Lenders (such written instructions, the “Class A Remedies Instruction” and the date of the Administrative Agent’s receipt of such written instructions, the “Class A Remedies Instruction Date”) and ending on (x) if no Committed Class B Buy-Out Notice is delivered to the Administrative Agent pursuant to Section 10 hereof by close of business on the tenth (10th) Business Day after the Class A Remedies Instruction Date (or the last day of such other period that may be agreed to by the Administrative Agent and the Requisite Lenders) such tenth (10th) Business Day (or, if the Administrative Agent and the Requisite Lenders agreed to a different period, the last day of such different period), or (y) if at least one Committed Class B Buy-Out Notice is delivered to the Administrative Agent pursuant to Section 10 hereof by close of business on the tenth (10th) Business Day after the Class A Remedies Instruction Date (or the last day of such other period that may be agreed to by the Administrative Agent and the Requisite Lenders), the tenth (10th) Business Day after the date on which such first Committed Class B Buy-Out Notice has been delivered to the Administrative Agent (or, if the Administrative Agent and the Requisite Lenders agreed to a different period, the last day of such different period); and, provided further that, notwithstanding anything to the contrary in this Section 12.1, if an Exigent Circumstance exists, as determined by either (x) the Administrative Agent, in consultation with the Requisite Remedies Lenders, or (y) in good faith by the Requisite Remedies Lenders, the Administrative Agent shall pursue such Exercise of Remedies as instructed in writing by the Requisite Remedies Lenders promptly without giving effect to the Class A Standstill Period. The Administrative Agent shall promptly deliver each Exercise of Remedies instruction from the Requisite Class A Lenders to each other Lender.

12.2Certain Definitions for the Purposes of Section 12.1.

(a)“Exercise of Remedies” means the exercise of any enforcement rights or remedies that are available to the Administrative Agent, the Collateral Agent, any Lender, or other Person holding Obligations upon the occurrence of an Event of Default including, without limitation, any or all of the following:

(i)the acceleration of the Loans and the other Obligations;

(ii)the termination of the Commitments;

(iii)the delivery of a notice to any depository bank or securities intermediary which is a party to a control agreement, directing such depository bank or securities intermediary to transfer the funds or other assets of the Company maintained with such depository bank or securities intermediary in accordance with the terms of such control agreement or to cease accepting instructions with respect to the accounts subject to any such control agreement from the Company;

(iv)the taking of any action to foreclose on a Lien on, or any other right or remedy as a secured creditor to sell, assign, lease, license or otherwise dispose of, all or any portion of the Collateral, including the issuance to the Company of any notice in respect thereof required by applicable law;

(v)the notification of account debtors to make payment to the Administrative Agent or any of its agents;

(vi)the taking of any action to take possession of all or any portion of the Collateral;

(vii)the commencement of any involuntary legal proceedings or actions with respect to all or any portion of the Collateral;

(viii)any sale, assignment, lease, license or other disposition of all or any material portion of the Collateral by the Company with the consent of the Administrative Agent and the Requisite Lenders, which sale, assignment, lease, license or other disposition is conducted by or on behalf of the Company in connection with efforts to collect all or any portion of the Obligations through such sale, assignment, lease, license or other disposition;

(ix)upon the occurrence and during the continuation of a Servicer Default, terminate the Person then acting as Servicer in accordance with the Servicing Agreement; provided that none of the following shall constitute an “Exercise of Remedies”: (a) actions taken solely for purpose of perfecting a security interest in Collateral; (b) the imposition of any increase in the Interest Rate and the Class A Adjusted Rate (as contemplated by the Pricing Letter); (c) delivery to any Credit Party of any notice of default; (d) the filing of any proof of claim; (e) the refusal to make any Loan under hereunder as a result of the failure to satisfy one or more conditions precedent thereto; (f) the sweeping of cash or exercise of exclusive control under blocked account arrangements; (g) the application of Collections in accordance with Section 2.11(b) hereof, (h) the giving of any notice expressly contemplated by this Agreement, (i) the solicitation by the Requisite Remedies Lenders of bids from third parties to conduct the sale, assignment, lease, license or other disposition of all or any portion of the Collateral and/or the business of the Company or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting and selling Collateral or (j) any actions in preparation for any of the actions described in clauses (i) through (ix) above or clauses (a) through (i) of this proviso.

(b)“Exigent Circumstances” means (i) an Event of Default occurring under Section 7.1(f), (g), (i), (j), or (k), (ii) an event or circumstance that materially and immediately threatens the value of all or a material portion of the Collateral or the ability of the Administrative Agent, any Lender or any other Person holding Obligations to realize upon all or a material portion of the Collateral such as, without limitation, fraud, fraudulent removal, concealment, abandonment, destruction (other than to the extent covered by insurance) or material waste, or the exercise by a creditor of a Credit Party of enforcement rights or remedies following default with respect to all or a material portion of the Collateral (other than a Person expressly permitted by the terms of this Agreement to exercise such rights or remedies), or (iii) any other circumstance deemed to be an “Exigent Circumstance” in the sole and absolute discretion of the Administrative Agent (with the consent of the Requisite Remedies Lenders).

12.3Amendments, Waivers and Modifications of Section 12. Provided any such amendment, waiver or modification shall not adversely affect the Company in any way (including, without limitation, either by purporting to restrict, limit or impair its rights, or increase any of its obligations, under this Agreement or any other Credit Document), this Section 12 may be amended, waived or otherwise modified by the Administrative Agent and the Requisite Lenders (other than any Defaulting Lender) without the consent of the Company or any Defaulting Lender (provided prompt written notice shall be provided to the Company of any such amendment, waiver or other modification).

SECTION 13.    Subordination agreement.

13.1Subordination.

(a)Anything in this Agreement or the Credit Documents to the contrary notwithstanding, the Company and the Class B Lenders agree for the benefit of the Class A Lenders that the Class B Lenders and the Company’s interest in and to the Collateral (the "Subordinate Interests") shall be subordinate and junior to the Class A Lenders to the extent and in the manner set forth in this Agreement, including, without limitation, as set forth in Section 2.11.

(b)In the event that any holder of any Subordinate Interests shall have received any payment or distribution in respect of such Subordinate Interests contrary to the provisions of this Agreement, then, unless and until the Class A Lenders shall have been paid in full in cash such payment or distribution shall be received and held for the benefit of, and shall forthwith be paid over and delivered to, the Paying Agent, which shall pay and deliver the same to the Class A Lenders, in accordance with this Agreement.

(c)Each holder of Subordinate Interests agrees with all Class A Lenders, that such holder of Subordinate Interests shall not demand, accept, or receive any payment or distribution in respect of such Subordinate Interests in violation of the provisions of this Agreement including, without limitation, this Section 13.1.

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[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective signatories thereunto duly authorized as of the date first written above.

OnDeck Asset Funding II LLC, as Company

By:  /s/ Kenneth A. Brause
Name: Kenneth A. Brause
Title: Chief Financial Officer

Ares AGENT SERVICES, L.P., as Administrative Agent and Collateral Agent

By: Ares Agent Services GP LLC,
its General Partner

By: /s/ Jeffrey W. Kramer
Name: Jeffrey W. Kramer
Title: Authorized Signatory

Liberty Mutual Insurance Company,
as a Class A Lender

By: /s/ Christopher J. Felton
Name: Christopher J. Felton
Title: Authorized Signatory

Peerless Insurance Company,
as a Class A Lender

By: /s/ Christopher J. Felton
Name: Christopher J. Felton
Title: Authorized Signatory

Employers Insurance Company of Wausau,
as a Class A Lender

By: /s/ Christopher J. Felton
Name: Christopher J. Felton
Title: Authorized Signatory

The Ohio Casualty Insurance Company,
as a Class A Lender

By: /s/ Christopher J. Felton
Name: Christopher J. Felton
Title: Authorized Signatory

LIBERTY MUTUAL FIRE INSURANCE COMPANY,
as a Class A Lender

By: /s/ Christopher J. Felton
Name: Christopher J. Felton
Title: Authorized Signatory

SAFECO INSURANCE COMPANY OF AMERICA,
as a Class A Lender

By: /s/ Christopher J. Felton
Name: Christopher J. Felton
Title: Authorized Signatory

Ares Secured Income Master Fund LP,
as a Class A Lender

By: Ares Management LLC
It’s Manager

By: /s/ Jeffrey W. Kramer
Name: Jeffrey W. Kramer
Title: Authorized Signatory

SONORAN CACTUS PRIVATE ASSET BACKED FUND, LLC,
as a Class B Lender

By: Ares Cactus Operating Manager GP, LLC, its Manager

By: /s/ Jeffrey W. Kramer
Name: Jeffrey W. Kramer
Title: Authorized Signatory

GLENLAKE LOAN FUND, LLC,
as a Class B Lender

By: Ares Management LLC, its Investment Manager

By: /s/ Jeffrey W. Kramer
Name: Jeffrey W. Kramer
Title: Authorized Signatory

ARES LOAN ORIGINATION LP,
as a Class B Lender

By: Ares ICOF III Management LP, its Investment Manager

By: /s/ Jeffrey W. Kramer
Name: Jeffrey W. Kramer
Title: Authorized Signatory

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES OF SALI MULTI-SERIES FUND, L.P. ,
as a Class B Lender

By: Ares Management LLC, its investment subadvisor

By: /s/ Gregory A. Margolies
Name: Gregory A. Margolies
Title: Authorized Signatory

WELLS FARGO BANK, N.A., as Paying Agent By: /s/ Anna S. Churchill Name: Anna S. Churchill Title: Assistant Vice President